UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934

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WYNN RESORTS, LIMITED
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2025

Proxy *Statement*

& NOTICE OF ANNUAL MEETING

Dear Shareholders,

Wynn Resorts experienced a record year—both financially and operationally—driven by the strength of our business and the solid leadership we have in place.

We doubled down on all that has made Wynn Resorts the gold standard in luxury hospitality, with exciting developments in food and beverage and innovative new products and services at both our existing and developing properties. We deployed our creative team at Wynn Design and Development in full force, with a particular focus on Wynn Al Marjan Island.

With this evident stability in our operations and financial results, our Nominating and Corporate Governance Committee had the ability to pause and examine our Board composition to ensure we have a strong mix of directors who have the right skills and experience to provide effective oversight of our current and future strategy. We homed in on the idea of bringing in an individual who has deep gaming experience as we focus on growth and diversification around the world. To that end, we are very pleased that Anthony Sanfilippo, former CEO and Chairman of Pinnacle Entertainment, has agreed to stand for election to our Board at this year’s Annual Meeting.

Anthony brings unrivaled experience in the hospitality and gaming industry. He is a seasoned executive with deep operational expertise—at Pinnacle Entertainment, he led significant growth of the company. Prior to joining Pinnacle, Anthony served as President and CEO of Multimedia Games Inc., then a publicly traded creator and supplier of technology systems and electronic gaming devices for the gaming industry and as a Division President at Caesar’s Entertainment. I had the great pleasure of working with Anthony for many years and am thrilled to welcome him to the Wynn Board—I am confident his impact will be significant.

Anthony is seeking to step into the shoes of Margaret “Dee Dee” Myers, who informed the Board of her intention not to seek re-election at this year’s Annual Meeting. We are deeply grateful to Dee Dee for all of her many contributions over the past eight years. Dee Dee joined Wynn Resorts in 2018 and provided invaluable counsel and leadership as we navigated a difficult time in our company’s history. On behalf of the entire Wynn Resorts Board, I would like to thank Dee Dee for her service.

With these changes, our board tenure averages approximately 6 years, below the S&P average and in-line with our commitment to ensuring a balance of longer-tenured directors with deep institutional knowledge and newer directors that bring fresh and diverse perspectives.

Our Board is strong and we are highly confident that we have the right leadership team in place, led by our CEO Craig Billings, and the right strategy to drive long-term value during an incredibly exciting time for our company.

Thank you for your investment in Wynn Resorts. We deeply appreciate your continued trust and confidence in the Board.

Sincerely,

Philip G. Satre

Chair of the Board of Directors

Dear Fellow Shareholders,

2024 was another incredible year for Wynn Resorts. We continue to raise the bar — exceeding guest expectations with one-of-kind programming, service excellence, and innovation — all of which helped us to deliver record performance. We have evolved our business thoughtfully, further distinguishing ourselves from our competition.

At Wynn Las Vegas, we continue to advance our programing at the property, in general, and in food and beverage, in particular, to better cater to fun-seeking, aspirational customers. To that end, later this year, the much-anticipated opening of the popular members-only club Zero Bond as well as the restaurants Sartiano’s and PISCES will further fuel our growth in that segment and serve as draws to the property overall.

In Macau, our combination of unique rooms, products and services drove healthy market share in that incredibly competitive market. We made targeted investments, including further reinventing our food and beverage strategy and rolling out digital tables and data science and machine learning capabilities, all of which will strengthen our appeal and marketing capabilities in the future.

Encore Boston Harbor continues to execute well, delivering healthy and stable growth and a strong customer experience. The opening of Seamark restaurant with its hidden speakeasy has been well received by guests and is becoming a social dining destination.

We also continued to make exciting moves to further expand our global presence. In January, we announced that we will acquire Crown London (Aspinalls), a small, members-only casino in the heart of London’s upscale Mayfair district. This opportunistic step for Wynn Resorts in a global gateway city will support our Wynn Al Marjan Island resort under construction in the United Arab Emirates.

We made solid progress on Wynn Al Marjan Island in 2024 and expect to top off construction at the end of this year. We have a strong and experienced management team on the ground. We remain confident in the attractiveness and significance of the value creation opportunity it represents. We believe it will be a ‘must see’ tourism destination in the UAE and will support strong long-term free cash flow growth for our Company.

We know that continuous evolution is the key to success, and this past year we took our efforts to the next level. While we keenly understand the importance of staying true to our legacy of excellence, we will continue to push the envelope to drive market leadership.

Finally, to our shareholders, I thank you for your continued support and input, and I encourage you to vote in support of the items we have described in this proxy statement.

Thank you for your investment in Wynn Resorts.

Sincerely,

Craig S. Billings

Chief Executive Officer

Notice of the 2025 Annual Meeting of Shareholders of Wynn Resorts, Limited

The 2025 Annual Meeting of Shareholders (“Annual Meeting”) of Wynn Resorts, Limited (the “Company”) will be held as follows:

DATE AND TIME:	PLACE:
April 30, 2025 8:00 am ET	Virtual meeting conducted via live webcast accessed at this website: http://www.virtualshareholdermeeting.com/WYNN2025

The Board of Directors unanimously recommends that you vote as follows on each of the following proposals, which are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting (the “Proxy Statement”).

THE ANNUAL MEETING WILL BE HELD FOR THE FOLLOWING PURPOSES:	BOARD RECOMMENDATION

1. To elect three Class II directors to serve until the 2028 Annual Meeting of Shareholders	FOR EACH DIRECTOR NOMINEE

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025	FOR

3. To approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the Proxy Statement	FOR

4.  To consider and vote on a shareholder proposal requesting that the Board of Directors commission and disclose a report on the potential cost savings through the adoption of a smokefree policy for the Company’s properties

AGAINST

And to consider and transact such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

WHO CAN VOTE AND PARTICIPATE

Only the Company’s shareholders of record at the close of business on March 5, 2025, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting, and at any adjournments or postponements thereof. Only such shareholders, their proxy holders, and our invited guests may attend the Annual Meeting.

HOW TO PARTICIPATE IN THE VIRTUAL ANNUAL MEETING

To participate in the virtual Annual Meeting, visit http://www.virtualshareholdermeeting.com/WYNN2025, and log in using the 16-digit control number printed in the box marked by the arrow on your Notice of Internet Availability, proxy card or voter instruction form.

HOW TO VOTE

Further information and instructions regarding the Annual Meeting, the voting process, the quorum and the required votes for the approval of each of the proposals can be found in the “General Information” section starting on page 83.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, it is important to read the Proxy Statement in its entirety and then cast your vote as promptly as possible.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THIS MEETING

The Proxy Statement and our Annual Report for the fiscal year ended December 31, 2024, are available at http://www.wynnresorts.com on the ”COMPANY INFO” page under the “Annual Meeting” heading.

Beginning on or about March 19, 2025, we sent to our shareholders either a printed copy of our proxy materials or a Notice of Internet Availability containing instructions on how to access our proxy materials electronically.

By Order of the Board of Directors,

Jacqui Krum

Secretary

Las Vegas, Nevada

March 19, 2025

CERTAIN RELATIONSHIPS AND TRANSACTIONS	63

PAY RATIO DISCLOSURE	65

PAY VS. PERFORMANCE	66

SECURITY OWNERSHIP
- Certain Beneficial Ownership and Management	70

ITEMS TO BE VOTED ON
Proposal 1: Election of Directors	75
Proposal 2: Ratification of Appointment of Independent Auditors	75
- Audit and Other Fees	76
- Report of the Audit Committee	76
Proposal 3: Advisory Vote to Approve the Compensation of Named Executive Officers	79
Proposal 4: Shareholder proposal requesting that the Board of Directors commission and disclose a report on the potential cost savings through the adoption of a smokefree policy for the Company’s properties	80

GENERAL INFORMATION	82
Our 2025 Annual Meeting of Shareholders	82
- How You Can Vote	83
- Shareholder Nominations and Proposals	85
- Annual Report	85
- Other Business	86

2024 Highlights

LAS VEGAS OPERATIONS	ENCORE BOSTON HARBOR	MACAU OPERATIONS

$946.8M	$247.1M	$1,175.6M

Adjusted Property EBITDAR(1) – the highest ever recorded	Adjusted Property EBITDAR(1)	Adjusted Property EBITDAR(1)

19 ««««« 5-STAR AWARDS FROM FORBES TRAVEL GUIDE – The most of any independent hotel company in the world	17th Year INCLUDED IN FORTUNE MAGAZINE’S MOST ADMIRED COMPANIES

PURSUING GROWTH OPPORTUNITIES

•  Significantly advanced construction of Wynn Al Marjan Island, our 40%-owned planned integrated resort in the UAE, now reaching the 38th floor of the hotel tower

•  Continued to pursue downstate New York gaming license in partnership with Related Companies to develop an integrated resort in Manhattan’s Hudson Yards

•  Continued to advance design and planning efforts for non-gaming capital expenditure commitments related to the 10-year concession agreement in Macau

STRENGTHENED BALANCE SHEET & RETURNED CAPITAL TO SHAREHOLDERS

•  Strengthened the balance sheet and enhanced our liquidity position through the net repayment of $1.2 billion in aggregate principal amount of debt during the year, resulting in approximately $69 million of annual interest expense savings, and the successful refinancing of our remaining 2025 debt maturities

•  Continued Wynn Resorts quarterly dividend of $0.25 per share and opportunistically repurchased $386 million of shares, representing approximately 4.0% of shares outstanding as of December 31, 2024

•  Hosted our first Investor Day since pre-COVID during the Global Gaming Expo in October 2024, which was attended by more than 50 equity investors, 15 sell-side analysts, and individuals representing some of the world’s largest fixed income asset managers

(1) Adjusted Property EBITDAR is a net income (loss) before interest, income taxes, depreciation and amortization, pre-opening expenses, impairment of goodwill and intangible assets, property charges and other expenses, triple-net operating lease rent expense related to Encore Boston Harbor, management and license fees, corporate expenses and other expenses (including intercompany golf course, meeting and convention, and water rights leases), stock-based compensation, change in derivatives fair value, loss on debt financing transactions, and other non-operating income and expenses. See our Annual Report on Form 10-K for the year ended December 31, 2024 (Item 8, Note 20—“Segment Information” to our Consolidated Financial Statements) for the definition of “Adjusted Property EBITDAR” and a reconciliation of Adjusted Property EBITDAR to net income/loss attributable to Wynn Resorts.

Governance

WHO WE ARE

Our corporate governance practices reflect our commitment to accountability, effective risk oversight, and decision-making aligned with our shareholders’ interests and designed to enhance long-term shareholder value, and are grounded in sound governance principles.

GOVERNANCE PRINCIPLES	CORPORATE GOVERNANCE PRACTICE
ACCOUNTABILITY TO SHAREHOLDERS	✓ Our common stock is our only outstanding class of stock, with one vote per share
✓ Our directors are elected by a majority vote standard in uncontested elections
EFFECTIVE RISK OVERSIGHT	✓ Our full Board assesses risks to the Company’s long-term strategic objectives, including threats related to our people, our communities and our planet
✓ Our full Board oversees cybersecurity risk and information security risks

✓ An independent Compliance Committee comprised of three individuals who are not otherwise unaffiliated with the Board and the Company oversees and promotes compliance and ensures that the Company meets its strict policy to conduct business at the highest levels of honesty and integrity

RISK MITIGATION AND ALIGNMENT OF INTERESTS	✓ We have robust share ownership guidelines for executive officers and directors

✓ We have a clawback policy that provides for the recoupment of certain incentive-based compensation received by our current and former executive officers in the event the Company is required to prepare an accounting restatement due to material noncompliance with its financial reporting requirements

✓ Our directors and executive officers are prohibited from engaging in speculative transactions in the Company’s securities, such as trading in puts and calls, or selling securities short, and from all hedging and prospective pledging of Company securities as collateral for any loan

BOARD COMPOSITION

INDEPENDENT CHAIR The separation of the roles of Chair and CEO are enshrined in our Bylaws	89% BOARD INDEPENDENCE Eight of our nine directors are independent

67% CEO EXPERIENCE 6 of our 9 directors and director nominees have performed or are currently performing CEO roles	6 YEARS AVERAGE DIRECTOR TENURE Seven of our eight independent directors were appointed since 2018

Our Board currently has nine members: Philip Satre, who serves as independent Chair of the Board, Betsy Atkins, Craig Billings, our Chief Executive Officer, Richard Byrne, Paul Liu, Patricia Mulroy, Margaret Myers, Darnell Strom, and Winifred Webb.

Mr. Billings and Ms. Webb have been nominated for re-election at the 2025 Annual Meeting, and, following a search process undertaken by the Nominating and Governance Committee, Mr. Sanfilippo was determined to be a qualified candidate for director and has been nominated for election as a Class II director at the Annual Meeting. Ms. Myers is not standing for re-election. We appreciate her valuable contributions to the Board over the past 8 years and wish her the best in her future pursuits.

DIRECTOR SKILLS AND EXPERIENCE

The table and biographies below highlight the key skills and experiences that our director nominees and continuing directors have developed through education, direct experience and oversight responsibilities. The details of how each expertise was gained are included in each individual’s biography. We believe these collective qualities, skills, experiences and attributes are essential to the Board’s ability to provide independent oversight, exercise its risk oversight function and to guide the Company to long-term, sustainable shareholder value.

If an individual director is not listed as having a particular attribute, it does not signify an individual’s lack of ability to contribute in that specific area. Rather, it is intended to depict notable areas of focus.

	ATKINS	BILLINGS	BYRNE	LIU	MULROY	SANFILIPPO	SATRE	STROM	WEBB

GAMING OR OTHER REGULATED INDUSTRY Government, regulatory and public policy experience enhances the Board’s risk oversight of our business which operates within a highly regulated industry	X	X	X		X	X	X

TRAVEL, LEISURE, HOSPITALITY & ENTERTAINMENT Experience in a customer-centric industry is key to the Board’s ability to understand consumer needs and identify changes in consumer trends	X	X		X		X	X	X	X

EXECUTIVE LEADERSHIP Experience as a public company executive empowers the Board’s oversight of our growth strategies and operating plans	X	X	X			X	X		X

OUTSIDE PUBLIC BOARDS Corporate governance fluency provides additional shareholder and stakeholder perspectives	X	X	X		X	X	X		X

FINANCE & ACCOUNTING Financial expertise provides greater understanding of internal controls over financial reporting, disclosures, and capital allocation strategy		X	X*	X			X		X*

CYBERSECURITY & DATA PRIVACY Technology and information security expertise enhances the Board’s risk oversight of data and privacy management and cybersecurity	X	X							X

GEOPOLITICAL AFFAIRS Experience in navigating geopolitical risks and opportunities enhances the Board’s oversight of risks related to international operations and foreign market access		X						X

REAL ESTATE & PROJECT CONSTRUCTION Experience in real estate and ground-up development informs the Board’s oversight of operational and developmental strategies	X	X	X	X	X	X	X		X

ENVIRONMENTAL & SUSTAINABILITY Hands-on expertise driving real-world sustainability processes empowers the Board’s oversight of corporate responsibility initiatives	X				X			X	X

Male Director		X	X	X		X	X	X

Female Director	X				X				X

Racially/Ethnic Diverse Director				X				X

* Denotes those designated as Audit Committee financial experts.

Director Biographies Biographical and other information for our director nominees and continuing directors is provided below.

Betsy S. Atkins Chief Executive Officer and Founder, Baja Corporation

Ms. Atkins has been Chief Executive Officer and Founder of Baja Corporation, an independent venture capital firm focused on technology, renewable energy and life sciences, since 1994. Ms. Atkins currently serves as a director of Solaredge Technologies, Inc. (since June 2021), Enovix Corporation (since July 2021) and Rackspace Technology, Inc (since June 2023).

PREVIOUS EXPERIENCE

–   February 2009 to August 2009: Chair and Chief Executive Officer, Clear Standards (until acquired by SAP, AG)

–   1991 to 1993: Chair and Chief Executive Officer, NCI, Inc.

–   1989 to 1999: Co-founder, Director, Executive Vice President Sales, Marketing, International Operations, Ascend Communications (until acquired by Lucent Technologies)

–   Previously served as director of Chico’s FAS, Ciber, Cognizant Technology Solutions, Darden Restaurants. HD Supply Holdings, Polycom, Schneider Electric, SL Green Realty, Corp., SunPower Corporation, , Volvo Car Group, and NASDAQ

–   Formerly Chair, Executive Advisory Board, SAP, AG, and Chair, Executive Advisory Board, British Telecom and presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee

EDUCATION

Ms. Atkins graduated with a B.A. from the University of Massachusetts.

EXPERTISE

Ms. Atkins brings to our Board executive leadership and operational experience in various technology, food & beverage and retail industries, as well as significant public board experience and executive compensation, sustainability and enterprise risk management expertise.

Director Since	April 2018
Term Expires	2027 Annual Meeting
Age	71
Board Committees:	Compensation (Chair), Nominating and Corporate Governance

SKILLS AND QUALIFICATIONS

Gaming or Other Regulated Industry	Ms. Atkins served as a director of NASDAQ, dealing closely with the Financial Industry Regulatory Authority, Inc., and as a member of the advisory board of the Pension Benefit Guaranty Corporation.

Travel, Leisure, Hospitality & Entertainment	Ms. Atkins served as a director of Darden Restaurants, an owner and operator of numerous restaurant chains.

Executive Leadership	Ms. Atkins served as the Chair and Chief Executive Officer of NCI, Inc; Chair and Chief Executive Officer of Clear Standards.

Outside Public Boards	Ms. Atkins currently serves as a director of Solaredge Technologies, Inc., Enovix Corporation, and Rackspace Technology, and previously as a director of Chico’s FAS, Ciber, Cognizant Technology Solutions, Darden Restaurants. HD Supply Holdings, Polycom, Schneider Electric, SL Green Realty, Corp., SunPower Corporation, Volvo Car Group, and NASDAQ.

Cybersecurity & Data Privacy	Ms. Atkins is the Chief Executive Officers and Founder of Baja Corp., an independent venture capital firm with recent investments in cyber security software and technology. Ms. Atkins has earned a CERT Certificate in Cyber-Risk Oversight.

Real Estate & Project Construction	Ms. Atkins served as a director of SL Green Realty Corp., a fully integrated New York-focused public real estate investment trust from 2015 to 2024.

Environmental & Sustainability	Ms. Atkins served as the Chair and Chief Executive Officer of Clear Standards (acquired by SAP, AG), which provided Enterprise Carbon Management Sustainability software to help organizations measure, mitigate, and monetize carbon and other resources; a director of SunPower Corporation a renewable energy company; a director of Darden Restaurants Inc., which was then focused on its ESG, community programs and ethnic inclusion programs; and a director of Volvo Car Group, focusing on global ESG programs for community engagement and carbon neutrality sustainability.

Craig S. Billings Chief Executive Officer, Wynn Resorts, Limited

Mr. Billings has served as the Company’s Chief Executive Officer since February 1, 2022, and as President from March 2019 until May 2020 when he became Chief Executive Officer of Wynn Interactive. Mr. Billings joined the Company in March 2017 and served as Chief Financial Officer until he was selected as Chief Executive Officer. Mr. Billings is also the Chief Executive Officer and an Executive Director of Wynn Macau, Limited, a majority owned subsidiary of the Company. Mr. Billings serves as a director of AppLovin Corporation.

PREVIOUS EXPERIENCE

–  2015 to 2018: Director and Non-Executive Chair, NYX Gaming Group

–  2015 to 2017: Gaming industry independent advisor and investor

–  2012 to 2015: Chief Digital Officer, Strategy & Business Development Managing Director, various roles, Aristocrat Leisure Ltd.

–  Previously Vice President in the Investment Banking Division of Goldman Sachs in both New York and London, covering the gaming industry

–  Previously audit and assurance manager at Deloitte

EDUCATION

Mr. Billings graduated with a B.S. cum laude in Accounting from the University of Nevada, Las Vegas, and received a Masters of Business Administration from Columbia Business School. Mr. Billings is a Certified Public Accountant (inactive).

EXPERTISE

Mr. Billings has extensive leadership and innovation experience in the gaming industry, both domestically and internationally, as well as experience in the investment banking and financial services industries.

Director Since	February 2022
Term Expires	2025 Annual Meeting
Age	52

SKILLS AND QUALIFICATIONS

Gaming or Other Regulated Industry	Mr. Billings was a Vice President of Investment Banking for Goldman Sachs focusing on financing and mergers and acquisitions for the gaming industry; Chief Digital Officer and Managing Director, Strategy and Business Development of Aristocrat, a leading gaming equipment manufacturer and online gaming provider. Mr. Billings also served as non-executive director and Chairman of NYX, a regulated sports betting company.

Travel, Leisure, Hospitality & Entertainment	In his role as CEO, Mr. Billings leads Wynn Resort’s strategy to develop a broad array of luxury experiences in hotel, entertainment, and culinary arts.

Executive Leadership	Mr. Billings is the current Chief Executive Officer and former President and Chief Financial Officer of Wynn Resorts.

Outside Public Boards	Mr. Billings serves as a director and chair of the compensation committee of Applovin Corporation, an AI-driven advertising technology leader.

Finance & Accounting	Mr. Billings is the former CFO of Wynn Resorts and has previously served as a Vice President of Investment Banking at Goldman Sachs and an audit and assurance manager at Deloitte.

Real Estate & Project Construction	Mr. Billings was a member of the executive team that opened Encore Boston Harbor in 2019 and is developing Wynn Al-Marjan Island.

Cybersecurity & Data Privacy	Mr. Billings lead cyber security efforts both with the Company in his capacity as Chief Financial Officer and previously in his development roles at technology companies.

Geopolitical Affairs	Mr. Billings has served as a member of the board of directors on the US-China Business Council since 2022.

Richard J. Byrne CEO, Chair of the Board of Franklin BSP Realty Trust, Inc.

Mr. Byrne is Chair of the Board and CEO of Franklin BSP Realty Trust, Inc., a publicly-traded commercial real estate finance company, which is externally managed by Benefit Street Partners L.L.C. (a wholly owned subsidiary of Franklin Resources, Inc.), where Mr. Byrne has served as President since 2013. In addition, Mr. Byrne serves as Chief Executive Officer and Chair of the Board for two related non-publicly traded business-development companies regulated by the Investment Company Act of 1940: Franklin BSP Lending Corp. since 2016 and Franklin BSP Capital Corp. since 2020. Mr. Byrne is also the Founder and Chief Executive Officer of KASAI Elite Grappling Championships.

PREVIOUS EXPERIENCE

–  1999 to 2013: Chief Executive Officer, Deutsche Bank Securities, Inc. (2008-2013); Global Co-Head of Capital Markets at Deutsche Bank (2006-2013); member of the Global Banking Executive Committee and the Global Markets Executive Committee (2001-2010)

–  1985 to 1999: Global Co-Head of the Leveraged Finance Group and Global Head of Credit Research at Merrill Lynch & Co.

–  Highly-ranked credit research analyst, principally in the gaming, lodging and leisure sector

EDUCATION

Mr. Byrne graduated with a B.A. from Binghamton University and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

EXPERTISE

Mr. Byrne has extensive high-level experience in the investment banking and financial services industries, adding expertise in corporate finance and substantial knowledge of the public and private capital markets to our Board. Mr. Byrne also has a deep background in the casino resort industry.

Director Since	August 2018
Term Expires	2026 Annual Meeting
Age	64
Board Committees:	Audit (Financial Expert) Compensation

SKILLS AND QUALIFICATIONS

Gaming or Other Regulated Industry	Each of the entities where Mr. Byrne serves or served in executive capacities are regulated by various state and federal agencies, including the SEC and FINRA. Further, throughout his career with both Merrill Lynch and Deutsche Bank, Mr. Byrne was a top-ranked research analyst in casino gaming.

Executive Leadership	Mr. Byrne was Chief Executive Officer of Deutsche Bank Securities, Inc., and was also the global head of capital markets at Deutsche Bank and a member of their global banking and global markets executive committees. Before joining Deutsche Bank, Mr. Byrne was global co-head of the leveraged finance group and global head of credit research at Merrill Lynch.

Outside Public Boards	Mr. Byrne serves as a director and Chairman of Franklin BSP Realty Trust, Inc.

Finance & Accounting	Mr. Byrne ran global leveraged finance at Merrill Lynch & Co. He served in many capacities at Deutsche Bank, including global head of capital markets, and ultimately, chief executive officer of Deutsche Bank Securities until 2013. He has been the president of Benefit Street Partners, LLC, an alternative asset management firm, since 2013.

Real Estate & Project Construction	Franklin BSP Realty Trust, Inc., where Mr. Byrne is CEO and Chair of the Board, is a real estate investment trust that originates, acquires and manages a diversified portfolio of commercial real estate debt secured by properties located in the United States.

Paul Liu Former Partner, Egon Zehnder, AG

Mr. Liu has significant professional experience in hospitality, entertainment, and financial services both in China and the Asia Pacific region, most recently serving as a Partner at Egon Zehnder, AG where he led the Services Practice in the Asia Pacific region with a focus on hotels and hospitality, serving multinational and Chinese companies.

PREVIOUS EXPERIENCE

–  2011-2023 Consultant / Partner, Egon Zehnder, AG, Services Practice Group for Greater China and Asia Pacific

–  2009-2011 Chief Operating Officer, China, Anschutz Entertainment Group (“AEG”)

–  2000-2007 Executive Director and Chief Financial Officer, Three on the Bund

–  Previous roles with multinational investment banks

EDUCATION

Mr. Liu graduated with a B.A. in 1983, from the University of Michigan, and an M.A. from Johns Hopkins University School of Advanced International Studies in 1986.

EXPERTISE

Mr. Liu has significant professional experience in hospitality, entertainment, financial services, as well as talent management and appraisal, both in China and the Asia Pacific region. Most recently he served as a Partner at Egon Zehnder AG where he led the Services Practice in the Asia Pacific region with a focus on hotels and hospitality, serving multinational and Chinese companies.

Director Since	August 2023
Term Expires	2027 Annual Meeting
Age	65
Board Committees:	Audit

SKILLS AND QUALIFICATIONS

Finance & Accounting

Mr. Liu was in banking for 14 years based in New York and Hong Kong, serving in corporate finance, asset management and capital markets roles.

Mr. Liu has served previously as Chief Financial Officer for Three on the Bund, an iconic Shanghai destination, and as Chief Operating Officer, China for AEG, which included responsibility for finance.

Real Estate & Project Construction	Mr. Liu has overseen several hospitality and lifestyle-related construction projects and negotiated luxury retail partnerships.

Travel, Leisure, Hospitality & Entertainment	Mr. Liu was a founder of Three on the Bund, an iconic lifestyle development on the Shanghai Bund. He also managed the build-out of the AEG China operations during the design and construction of the Shanghai World Expo Performing Arts Center (now the Mercedes-Benz arena).

Patricia Mulroy Non-Resident Senior Fellow for Climate Adaptation & Environmental Policy, Practitioner in Residence, Saltman Center for Conflict Resolution, William S. Boyd School of Law, University of Nevada, Las Vegas

Ms. Mulroy is currently a Non-Resident Senior Fellow for Climate Adaptation and Environmental Policy and Practitioner in Residence at the Saltman Center for Conflict Resolution at the William S. Boyd School of Law at the University of Nevada, Las Vegas, joining them after having served as a Non-Resident Senior Fellow of the Brookings Institute. She serves as a director of Bowman Consulting, Inc., a publicly traded engineering consulting firm. Ms. Mulroy operates a consulting firm representing both corporate and government clients in water matters. Ms. Mulroy is a recognized expert in climate related adaptation strategies for both governments and corporations having worked with organizations such as the World Bank in China and with the government of Saudi Arabia on their Project Neon. Ms. Mulroy formerly was a member of the Global Agenda Council on Water of the World Economic Forum and still serves as a Water Advisor to the organization.

PREVIOUS EXPERIENCE

–  July 2014 to October 2015: served on the Nevada Gaming Commission

–  1995 to 2014: Nevada’s representative in all interstate, national and international negotiations and matters regarding the Colorado River negotiating numerous groundbreaking interstate agreements and international treaty modifications.

–  1993 to 2014: Chief executive of the Southern Nevada Water Authority

–  1989 to 2014: Chief executive of the Las Vegas Valley Water District

EDUCATION

Ms. Mulroy graduated with a B.A. and M.A. from the University of Nevada, Las Vegas and pursued doctoral studies at Stanford University.

EXPERTISE

Ms. Mulroy brings more than 30 years of government experience to the Board, serving in numerous leadership roles focusing on Nevada’s public infrastructure. Additionally, Ms. Mulroy’s experience on the Nevada Gaming Commission brings experience and insight into state regulatory and public policy issues impacting the Company’s operations.

Director Since	October 2015
Term Expires	2026 Annual Meeting
Age	72
Board Committees:	Audit Nominating and Corporate Governance (Chair)

SKILLS AND QUALIFICATIONS

Gaming or Other Regulated Industry	Ms. Mulroy served as a member of the Nevada Gaming Commission.

Outside Public Boards	Ms. Mulroy serves as a director of Bowman Consulting, Inc., a publicly traded engineering consulting firm.

Geopolitical Affairs	Ms. Mulroy served as a member of the Global Agenda Council on Water of the World Economic Forum and continues to serve as a Water Advisor to the organization.

Real Estate & Project Construction	As the chief executive of the Southern Nevada Water Authority, Ms. Mulroy managed several massive construction projects to protect the Las Vegas community from water shortages and to ensure state-of-the-art water infrastructure and treatment facilities.

Environmental & Sustainability	Ms. Mulroy is an acknowledged expert in environmental strategies having represented both governments and companies in water matters. She was the chief executive of the Southern Nevada Water Authority which is responsible for all regional water management and facilities serving Southern Nevada and its 3 million inhabitants and 42 million annual visitors.

Anthony M. Sanfilippo Co-Founder, Sorelle Capital

Mr. Sanfilippo has extensive experience in the hospitality and gaming industries. Mr. Sanfilippo is the co-founder of Sorelle Capital and Sorelle Hospitality, entities focused on investing and operating companies in the hospitality sector and real estate development ventures.

PREVIOUS EXPERIENCE

–  2010 to 2018: Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc.

–  2008 to 2010: President and Chief Executive Officer of Multimedia Games, Inc.

–  Various roles at Harrah’s Entertainment, Inc., including President and Chief Operating Officer for Harrah’s New Orleans.

EDUCATION

Mr. Sanfilippo attended the University of Texas in Austin and the Stanford Executive Program

EXPERTISE

Mr. Sanfilippo’s prior experience as an executive in our industry enhances the Board’s understanding of our regulatory, operational, financial, and strategic matters. His board service in various industries complements and strengthens our corporate governance and risk oversight.

Director Since	N/A
Term Expires	2028 Annual Meeting (if elected)
Age	66

SKILLS AND QUALIFICATIONS

Gaming or Other Regulated Industry	During his service as Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc., Mr. Sanfilippo led multiple strategic transactions through its ultimate sale to Penn Entertainment, Inc. (f/k/a Penn National Gaming). Prior to its sale, Pinnacle operated 16 casino locations in 10 states.

Travel, Leisure, Hospitality & Entertainment	Mr. Sanfilippo has over 35 years of experience specifically in gaming hospitality. And, during that time period served as a board member and chief executive officer in the gaming hospitality industry for over 12 years. Mr. Sanfilippo is the Managing Partner of Sorelle Hospitality which owns and operates hospitality related businesses. Sorelle Hospitality is based in Nashville, Tennessee.

Executive Leadership	Mr. Sanfilippo served as Chief Executive Officer of Pinnacle Entertainment, Inc. for almost 10 years, and, prior to that, as Chief Executive Officer of Multimedia Games, Inc.

Outside Public Board	Mr. Sanfilippo has served on the boards of Papa Johns International, Inc., Tivity Health, Inc, and Jazz Casino Corporation.

Real Estate or Project Construction	Mr. Sanfilippo co-founded Sorelle Capital, a Family Office focused in part on investing in and developing real estate related projects.

Philip G. Satre Retired

Mr. Satre has served as the Non-Executive Chair of the Board since November 2018 and joined the Board as Vice-Chair in August 2018. In the not-for-profit sector, Mr. Satre is President Emeritus of the International Center for Responsible Gaming; a Trustee of The National World War II Museum; serves on the Board of the National Automobile Museum - The Harrah Collection in Reno, Nevada; is Co-Founder and Chair of the Kenny Guinn Center for Policy Priorities and served on the Stanford Alumni Association Board of Directors until June 2022.

PREVIOUS EXPERIENCE

–  1980 to 2005: Various roles at Harrah’s Entertainment, Inc. with increasing responsibility, including Vice President, General Counsel and Secretary; President and Chief Executive Officer of its gaming division; and culminating in service as Chief Executive Officer and Chair

–  Previously served on the boards of Nordstrom, Inc., International Game Technology PLC (“IGT”), NV Energy, Tabcorp Holdings Ltd. (Australia), and Rite Aid Corporation

–  Various roles in non-profits, including as Chair of the Guinn Center for Policy Priorities and Emeritus Member of the Stanford University Board of Trustees (2005 to 2010)

EDUCATION

Mr. Satre graduated with a B.A. from Stanford University and a J.D. from the University of California, Davis. He attended the M.I.T. Senior Executive Development Program in Fall, 1982.

EXPERTISE

Mr. Satre’s prior experience as an executive in our industry brings the Board extensive understanding of the complex financial, regulatory, operational, and strategic challenges we face, while his prior experience as a director across a diversity of industries adds additional expertise in matters of good corporate governance and effective Board oversight.

Director Since	August 2018
Term Expires	2026 Annual Meeting
Age	75
Board Committees	Audit Nominating and Corporate Governance

SKILLS AND QUALIFICATIONS

Gaming or Other Regulated Industry	Harrah’s Entertainment, the publicly traded company where Mr. Satre served as CEO and Chairman of the Board and IGT, a publicly traded gaming equipment manufacturer where he served as non-executive Chair of the Board, are regulated by the SEC and by the gaming regulatory agencies in the 28 jurisdictions in which Harrah’s operated casinos at the time of his retirement and the over-250 jurisdictions in which IGT was licensed to manufacture gaming equipment.

Travel, Leisure, Hospitality & Entertainment	Mr. Satre was with Harrah’s Entertainment for 25 years, serving ultimately as CEO and Chairman of the Board.

Executive Leadership	Mr. Satre was with Harrah’s Entertainment for 25 years, serving ultimately as CEO and Chairman of the Board.

Outside Public Boards	Mr. Satre has served on the boards of Harrah’s Entertainment, Inc., IGT, Nordstrom, Inc., NV Energy, Rite Aid Corporation and Tabcorp Holdings Ltd. (Australia).

Finance & Accounting	Mr. Satre led all financing efforts at Harrah’s Entertainment, including the successful acquisitions of numerous companies, all while maintaining a strong balance sheet. Mr. Satre built Harrah’s Entertainment into a Fortune 500 company.

Real Estate & Project Construction	Mr. Satre led the transformation of Harrah’s Entertainment from a small regional company with four casinos to one with 28 casinos throughout the United States and internationally.

Darnell O. Strom Partner & Head of Culture and Leadership, UTA

Mr. Strom is a Partner & Head of the Culture and Leadership Division at premiere entertainment agency, United Talent Agency (“UTA”). Mr. Strom represents transformative talent, brands, and organizations across entertainment, media, sports, fashion, the arts, entrepreneurship, politics, and thought leadership.

PREVIOUS EXPERIENCE

–  2012 to 2019: Agent, Creative Artists Agency

–  2010 to 2012: Executive, Creative Artists Agency Foundation

–  2006 to 2010: Deputy Director of Development, William J. Clinton Foundation

–  2005 to 2006: Deputy Director of Scheduling & Advance, Office of President William J. Clinton

EDUCATION

Mr. Strom graduated with a B.S. (with honors) from Florida A&M University.

EXPERTISE

Mr. Strom’s decades of experience in entertainment, media, and sports, along with the relationships he has established, is a significant benefit to the Board. Mr. Strom brings to our Board significant industry expertise in media, sports, entertainment, music, fashion, the arts, branding and thought leadership.

Director Since	October 2020
Term Expires	2027 Annual Meeting
Age	43
Board Committees:	Compensation Nominating and Corporate Governance

SKILLS AND QUALIFICATIONS

Travel, Leisure, Hospitality & Entertainment	In addition to his representation of transformative talent, over the course of his career, Mr. Strom has advised some of the world’s top luxury, hospitality, and lifestyle brands. Mr. Strom has extensive experience working at the cross-section of entertainment, media, sports, music, fashion, and digital. Mr. Strom has presented at the Aspen Ideas Festival, Sundance Film Festival, Brilliant Minds, Cannes Lion Creativity Festival, and the UN’s Nexus Global Youth Summit. He also served on President Obama’s White House Entertainment Council.

Geopolitical Affairs	Mr. Strom’s roles in the Office of President William J. Clinton and with the William J. Clinton Foundation provided him with experience working with foreign governments and organizations.

Environmental & Sustainability	In his previous roles at the William J. Clinton Foundation and the Creative Artists Agency Foundation, Mr. Strom strategically advised his clients and non-governmental organizations on a range of issue areas regarding their philanthropy and social initiatives.

Winifred M. Webb Founder, Kestrel Corporate Advisors

Ms. Webb founded Kestrel Corporate Advisors, an advisory services firm in 2013. Ms. Webb currently serves as a trustee of AMH (since January 2019), and as a director of AppFolio, Inc. (since December 2019) and ABM Industries (“ABM”) (since 2014).

PREVIOUS EXPERIENCE

–  2010 to 2013: Managing Director, Tennenbaum Capital Partners, now part of BlackRock

–  2008 to 2010: Member of the Corporate Executive team and senior advisor, Ticketmaster, now part of LiveNation

–  1988 to 2008: Various senior corporate positions, including as Senior Vice President of Investor Relations and Shareholder Services, and governance outreach, The Walt Disney Company (“Disney”); Executive Director, The Walt Disney Company Foundation

–  Previously held various investment banking positions

–  Prior service on the boards of TiVo, Jack in the Box, and nonprofit PetSmart Charities

EDUCATION

Ms. Webb graduated with a B.A. (with honors) from Smith College and received her M.B.A. from Harvard University.

EXPERTISE

Ms. Webb brings to our Board significant industry expertise in travel and tourism, hospitality, food and beverage, media and entertainment, retailing, real estate, and facilities services. Ms. Webb’s experience developing award-winning investor relations, strategic communications, brand-building programs and extensive, public company board service contribute to the Board’s ability to provide creative solutions in strategic planning and board governance.

Director Since	April 2018
Term Expires	2025 Annual Meeting
Age	67
Board Committees:	Audit, Chair (Financial Expert)

SKILLS AND QUALIFICATIONS

Travel, Leisure, Hospitality & Entertainment	Ms. Webb has over 20 years of experience with Disney, one of the world’s leading entertainment companies in addition to several years at Ticketmaster Entertainment.

Executive Leadership	Ms. Webb was a member of the corporate executive teams of TPC Capital Corp, Ticketmaster, and Disney.

Outside Public Boards	Ms. Webb has served as a director of Tivo and Jack in the Box. She currently serves on the boards of AMH, AppFolio, and ABM.

Finance & Accounting	Ms. Webb began her career in investment banking. She served as Vice President at PaineWebber in New York and as a Corporate Finance Analyst at Lehman Brothers. Prior to assuming her role in investor relations with Disney, she was engaged in that company’s capital markets, treasury and corporate finance activities. She serves on the Audit Committees of ABM and AppFolio (chair).

Cybersecurity & Data Privacy	Ms. Webb serves as chair of ABM’s Stakeholder & Enterprise Risk committee, responsible for cybersecurity review. She holds a National Association of Corporate Directors/Carnegie Mellon Certificate in Cyber-Risk Oversight.

Real Estate & Project Construction	Ms. Webb is a trustee of AMH, a real estate investment trust. She is also a director of facilities services and engineering company, ABM, and of AppFolio which provides property management services.

Environmental & Sustainability	Ms. Webb was Disney’s c-suite executive responsible for governance outreach and was separately the Executive Director of The Walt Disney Company Foundation. She serves on the Nominating and Governance Committees at Appfolio and AMH. She chairs ABM’s Stakeholder & Enterprise Risk committee, responsible for oversight of that company’s ESG efforts.

Board Independence

The Board has affirmatively determined that, except Mr. Billings, our Chief Executive Officer, each director that served during 2024 was, and Mr. Sanfilippo and each of our continuing non-employee director qualifies as, an independent director in accordance with Nasdaq’s listing standards. In addition, the Board has determined that each of Mr. Byrne, Mr. Liu, Mr. Satre, Ms. Mulroy and Ms. Webb met the heightened independence requirements for Audit Committee membership as set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable listing standards of Nasdaq, and that each of Ms. Atkins, Ms. Myers and Messrs. Byrne and Strom met the heightened independence requirements for Compensation Committee members set forth in Rule 10C-1 under the Exchange Act and the applicable listing standards of Nasdaq.

In addition, our Code of Conduct requires our employees and directors to avoid situations where their personal interests may, or may appear to, conflict with our interests, and to disclose a potential conflict of interest. In any situation where a director could be perceived as having a potential conflict of interest, that director is expected to recuse himself or herself from the matter, and the non-interested members of the Board review and act on the matter or transaction.

Attendance at Board, Committee and Annual Shareholder Meetings

During 2024, the Board held eight meetings, the Audit Committee held eight meetings, the Compensation Committee held six meetings, and the Nominating and Corporate Governance Committee held four meetings. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. All directors then in office attended the annual meeting of shareholders held on May 2, 2024, and during 2024 each director attended at least 75% of the meetings of the Board during such director’s tenure and the total number of meetings held by the committees of the Board on which the director served.

HOW WE GOVERN AND ARE GOVERNED

Our Board considers carefully which of its functions should be delegated to its standing committees and which are better suited for the full Board. We also consider carefully which directors serve on, and chair, each committee, and how reporting between the committees, the Board, the Board Chair, and management should take place.

As the expectations placed on company boards continue to grow, the Nominating and Governance Committee periodically assesses this structure, including monitoring the function of the committees through the annual self-evaluation process, when and whether new committees or sub-committees are needed and how the committee’s reporting mechanisms to the Board are operating in practice.

Committees of the Board

The Board of Directors has three standing committees, each comprised solely of independent directors: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The charters for these committees are available on our website at http://www.wynnresorts.com under the heading “CORPORATE GOVERNANCE” on the ”COMPANY INFO” page. The current composition and key responsibilities of the three standing committees of the Board is as follows.

DIRECTOR	INDEPENDENT DIRECTOR	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Betsy S. Atkins	✓		C	•

Richard J. Byrne	✓	F	•

Paul Liu	✓	•

Patricia Mulroy	✓	•		C

Margaret J. Myers	✓		•	•

Philip G. Satre	✓	•		•

Darnell O. Strom	✓		•	•

Winifred M. Webb	✓	C,F

Committee Meetings in 2024		8	6	4

C Chair; and F Audit Committee Financial Expert within the meaning of Item 407(d)(5) of Regulation S-K.

AUDIT COMMITTEE

The Audit Committee meets in executive session with the Company’s independent auditors, General Counsel, Chief Audit Executive, Chief Financial Officer, and with the Chief Global Compliance Officer to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance, and other matters. The independent auditors have complete access to the Audit Committee without management present to discuss the results of their audits and their opinions on the adequacy of internal controls, quality of financial reporting, and other accounting and auditing matters.

KEY RESPONSIBILITIES

-	Appointing, retaining, overseeing, and approving the compensation of the independent auditors

-	Reviewing and discussing with the independent auditors and management the Company’s earnings releases and quarterly and annual reports to be filed with the Securities and Exchange Commission (“SEC”)

-	Reviewing the adequacy, effectiveness, scope, and results of the Company’s internal auditing procedures and practices

-

Overseeing the Company’s legal and regulatory compliance programs (in conjunction with the independent Compliance Committee) and its policies and procedures for monitoring compliance as they relate to the Company’s financial statements

-	Meeting periodically with management to review the Company’s major risk exposures and the steps management has taken to monitor and control such exposures

-	Reviewing and approving the Company’s decision to enter into certain swaps and other derivative transactions

COMPENSATION COMMITTEE

The Compensation Committee sets all elements of compensation for our named executive officers (“NEOs”) based upon consideration of our NEO’s contributions to the development and operating performance of the Company, and is primarily responsible for monitoring risks relating to the Company’s compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee considers the recommendations of the CEO in establishing compensation for all NEOs, other than the CEO. In addition, the Compensation Committee oversees the CEO’s annual evaluation of our senior management and considers such evaluations when determining the compensation for members of our senior management.

The Compensation Committee has the sole authority to retain advisors exclusively to assist it in the evaluation of executive officer and employee compensation and benefit programs. In 2024, the Compensation Committee retained Radford, a unit of Aon plc’s Human Capital Solutions (“Radford”), a nationally recognized independent compensation consulting firm, to assist in performing its duties. Radford does not provide services to the Company other than the advice on director and executive compensation that it provides the Compensation Committee when requested. In 2024, Radford provided the Compensation Committee with a peer group review and competitive compensation analysis, in connection with the Compensation Committee’s review of compensation levels of our NEOs. Each of the members of the Compensation Committee brings a wealth of experience from their public and private board experience and their respective executive roles, which helps the Compensation Committee oversee the design and practice of linking executive compensation to company performance.

KEY RESPONSIBILITIES

-	Reviewing the goals and objectives of the Company’s executive compensation plans, and amending, or recommending that the Board amend an existing plan or adopt a new plan, as appropriate

-	Assessing the Company’s most recent advisory vote on executive compensation

-

Appointing advisors to be retained by the Compensation Committee, assessing any potential conflicts of interest with such advisors, and overseeing and approving the compensation of any advisors the Compensation Committee retains

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Annually evaluating the performance of the CEO, overseeing the evaluation of performance of senior management and the other officers of the Company, and setting compensation for the CEO, other NEOs, and other members of senior management

-	Reviewing and approving equity awards and supervising administrative functions pursuant to the Company’s equity plans

-	Reviewing and approving compensation arrangements for officers and other key employees in accordance with policies adopted by the Compensation Committee from time to time

-	Reviewing and recommending to the full Board the type and amount of compensation for Board and committee service by non-management directors

-	Reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures in the Company’s Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are appointed by the Board each year. The members of the Compensation Committee who served in 2024 were Ms. Atkins, Mr. Byrne, Ms. Myers, and Mr. Strom. No member of the Compensation Committee is, or was, an officer or employee of the Company. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee regularly assesses the Board’s composition, committee structure and allocation of responsibilities to build a governance structure and processes that enable the Company to grow and thrive. The Committee conducts a thorough review of the current structure and future needs of the Board to ensure that the Board has the appropriate composition of backgrounds and experiences to best serve the Company and its strategic goals, as they evolve and change over time. It is also responsible for identifying and recruiting a highly qualified group of people with the right mix of skills to serve on the Board and evaluating potential nominees in light of the Board’s current size and composition.

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have a reputation for honesty and ethical conduct in both personal and professional activities. The Nominating and Corporate Governance Committee seeks to align the skills and qualifications of the members of the Board with the Company’s overall long-term strategic goals. The Nominating and Corporate Governance Committee may, from time to time, develop and recommend additional criteria for identifying and evaluating director candidates, including those recommended for consideration by Company shareholders. In addition, the Nominating and Corporate Governance Committee examines a candidate’s other commitments, potential conflicts of interest, and independence from management and the Company. The Nominating and Corporate Governance Committee and Board believe that differences of viewpoint, professional experience, individual characteristics, personal background, qualities, skills, qualifications, gender, ethnicity, and race help generate varying perspectives and that those varying perspectives are important to the effectiveness of the Board’s oversight of the Company. The Nominating and Corporate Governance Committee proactively considers this diversity when it annually reviews with the Board the Board’s composition as a whole, and recommends, if appropriate, measures to be taken to reflect the appropriate balance of knowledge, depth, diversity of backgrounds and experience, and the skills and expertise required for the Board as a whole. The Nominating and Corporate Governance Committee assesses the effectiveness of this policy by periodically reviewing the Board membership criteria with the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole and in individual directors, as the Company’s needs evolve and change over time.

The Nominating and Corporate Governance Committee also annually assesses each director’s time commitment and whether service on other boards will unreasonably detract from the nominee’s ability to fulfill his or her responsibilities and duties to the Company. The evaluation includes an assessment of their primary occupation and other public company and private boards they serve on. Only directors who are assessed to have sufficient availability are considered for nomination or renomination each year. The Company also has a policy, included in its Corporate Governance Guidelines, that limit Board members from serving on more than four other boards of public companies in addition to the Board of the Company. The Corporate Governance Guidelines also requires that each director advise the Company when their principal occupation or business association changes substantially during the director’s tenure on the Board. The Nominating and Corporate Governance Committee recommends to the Board and the Chair the action, if any, to be taken in such situation regarding that director’s continued service on the Board.

The Nominating and Corporate Governance Committee is responsible for conducting the annual Board self-evaluation process. The Board conducts a three-part evaluation process coordinated by the General Counsel. Each Board director participates in an evaluation of the full Board, each of the committees on which he or she serves, and individual Board director performance. A summary report of the results is prepared by the General Counsel and presented to the full Board and to each committee. The Board uses the results in preparing action items as necessary.

KEY RESPONSIBILITIES

-	Identifying, evaluating and recommending qualified director candidates, including candidates recommended by shareholders, directors, or management

-

Assessing the qualifications, attributes, skills, experience, diversity and independence of Board members, taking into account appropriate considerations such as the Company’s current and planned business, current and potential composition considerations, any planned refreshment of directors, and the qualifications required of directors under the gaming laws of jurisdictions where the Company operates

-	Reviewing the composition of the Board and its committees and recommending, as appropriate, measures to be taken for Board refreshment and Board succession planning

-	Reviewing and making recommendations regarding the Board’s leadership structure

-	Overseeing corporate governance matters generally, including the corporate governance guidelines, and annually reviewing and recommending any changes to the Board, as appropriate

-	Overseeing and, as it determines appropriate, designating directors to participate in the Company’s engagement with shareholders

-	Overseeing the annual evaluation of the Board and its standing committees

CONSIDERATION OF CANDIDATES RECOMMENDED BY SHAREHOLDERS

Our Nominating and Corporate Governance Committee is pleased to consider director candidates recommended by shareholders. The Nominating and Governance Committee also considers self-submitted candidates to the Board. In considering such candidates, the Nominating and Corporate Governance Committee will take into consideration the Board’s current size and composition; the needs of the Board, including the skills and experience of existing directors; and the qualifications of the candidate. To have a candidate considered by the Nominating and Corporate Governance Committee, a shareholder must comply with the provisions of the Company’s Ninth Amended and Restated Bylaws (the “Bylaws”) and send written notice of the nomination to the Company’s Secretary at Wynn Resorts, Limited, c/o Secretary at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

If the Nominating and Corporate Governance Committee pursues consideration of a person identified as a potential candidate, the Nominating and Corporate Governance Committee may take any or all of the following steps: collect and review publicly available information regarding the candidate, contact and request information from the candidate, verify the candidate’s credentials, conduct one or more interviews with the candidate and contact one or more references provided by the candidate or other persons who may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process takes into account the candidate’s accomplishments and qualifications, including in comparison to any other candidates that the Nominating and Corporate Governance Committee might be considering, and does not vary based on whether a candidate has been recommended by a shareholder.

Board Leadership

On at least an annual basis, our Board assesses its leadership structure, including the appointment of an independent, non-executive Chair of the Board. Currently, our Corporate Governance Guidelines require that an independent, non-executive director be annually elected as Chair of the Board by a majority of directors. We believe the separation of the Chair and the Chief Executive Officer clarifies individual roles and responsibilities, streamlines decision-making, and enhances accountability. Mr. Billings currently serves as our Chief Executive Officer and director, and Mr. Satre has served as our independent, non-executive Chair of the Board since 2018. This separation in roles allows Mr. Billings to focus on the management of the Company, day-to-day operations and engagement with external stakeholders. Mr. Satre focuses his attention on the broad strategic issues considered by the Board, leveraging his strong public company and gaming background to provide strategic guidance and effective oversight of management and engaging with the Chief Executive Officer between Board meetings.

Board Role in Risk Oversight

The Board is focused on building value for the Company’s shareholders and to promote the vitality and sustainability of the Company for its customers, employees, communities in which it does business, our planet, and the other individuals and organizations that share interests with us.

To achieve these goals, the Board monitors the performance of the Company (in relation to its goals, strategy, risks and competitors); reviews the Company’s compliance efforts; and, through the Compensation Committee, evaluates and addresses the performance of management, including the Chief Executive Officer.

The Board has an active role in overseeing the Company’s areas of risk.

-

The Board and its committees, in consultation with management and the Company’s independent auditors, regularly review the Company’s risk profile and have identified specific areas of risk including: regulatory compliance; legal and human resource matters; legislative and political conditions; capital availability and liquidity; gaming credit extension and collection; cybersecurity, including protection of customer and employee data; construction; catastrophic events; and succession planning.

-

The Board is responsible for overseeing cybersecurity risk and information security. The Board receives regular reports from the Company’s Chief Information Security Officer on the Company’s cybersecurity risk profile and enterprise cybersecurity programs and from the Chief Privacy and Technology Counsel on data privacy programs.

-

The Board assesses risks to the Company’s long-term strategic objectives, including threats related to our people, our communities and our planet (including climate change). The Company addresses these risks through our environmental, social and governance (“ESG”) initiatives.

-
The Board (as a whole and through its committees) has reviewed and approved management’s process for identifying, managing and mitigating these risks. While the full Board has overall responsibility for risk oversight, the Board has assigned certain areas of risk oversight to its committees. Additionally, certain directors attend meetings or serve as ex officio
members of the Company’s Compliance Committee, an independent committee which has responsibility for the Company’s Compliance Program, including managing risks relating to regulatory, workplace conduct and security, and political compliance (as described below).

-
Throughout the year, the Board, its committees and the Company’s Compliance Committee receive reports from management that include information regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. The Board maintains a process to allow for direct communication of risks and issues from employees to the Board.

-	In addition, throughout the year, the Board, its committees and the Company’s Compliance Committee dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.

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The Audit Committee is primarily responsible for the oversight of credit, related party, construction and general financial risks, as well as monitoring the independence of our independent registered public accounting firm, the adequacy of our risk-related internal controls including our internal controls over financial reporting, and legal and compliance matters that may have a material impact on the Company’s financial statements.

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For the 2024 fiscal year, management completed a review of the Company’s compensation policies and practices and presented its analysis to the Compensation Committee. The Compensation Committee concurred with management’s conclusion that such policies and practices do not present risks that are reasonably likely to have a material adverse effect on the Company.

COMPLIANCE COMMITTEE
The Company maintains a Compliance Program that features a completely independent Com plianc
e Committee comprised of individuals who are not otherwise affiliated with the Company and have extensive familiarity with law enforcement, regulated businesses, ethics, and/or gaming compliance, to oversee and promote the Company’s compliance and to ensure that the Company meets its commitments to conduct business at the highest levels of honesty and integrity. The current members of the Compliance Committee are: Edward Davis, former Commissioner of the Boston Police Department (Chair); Thomas Peterman, former Senior Vice President and Chief Compliance Officer for MGM Resorts International; and Cynthia Kiser Murphy, former General Manager of the Palms Resort Casino. Mr. Satre and Ms. Mulroy serve as ex officio
members of the Compliance Committee as representatives of the Board. Ms. Webb also attends the meetings of the Compliance Committee in her capacity as the Chair of the Audit Committee. The Compliance Program is subject to review and approval of the Nevada Gaming Control Board and the Massachusetts Gaming Commission.
Prohibition on Hedging and Pledging Transactions
Pursuant to the Company’s Trading Policy, our directors and executive officers are prohibited from engaging in speculative transactions in the Company’s securities, such as trading in puts and calls, or selling securities short, and from all hedging and prospective pledging of Company securities as collateral for any loan, including holding securities in a margin account and obtaining a loan or other margin credit under such account, unless approved in advance by the Board.

Our Commitment to Shareholder Engagement and Our Track Record of Responsiveness

We value the perspective of our shareholders and are committed to regular shareholder engagement. The feedback received from shareholders serves as a key input to Board and committee discussions, and informs decisions made by the Board. Each year, our independent directors and executive management reach out to our largest shareholders to understand their perspectives and gather valuable feedback on matters of interest to our shareholders. These conversations include a variety of corporate governance topics including, but not limited to, Board composition, corporate governance, and the continued alignment of executive compensation with Company performance.

During 2024, the Company reached out to shareholders that held approximately 59% of outstanding shares (“O/S”) and had substantive discussions with shareholders representing approximately 40% of O/S.

The Board remains committed to continued regular shareholder engagement and is proud of its track record of responsiveness. In line with this commitment, in December 2024, we expanded of the responsibilities of our SVP, Corporate Finance & Treasurer to include oversight of the Investor Relations team and hired a seasoned Investor Relations professional as VP of Investor Relations.

HOW YOU CAN COMMUNICATE WITH US AND HOW WE COMMUNICATE WITH YOU

The Board values shareholder and stakeholder feedback as it informs our deliberations and our decision making. We therefore cast a wide net for input from management, employees, customers, potential disrupters, thought leaders, regulators, lenders and insurers and, perhaps most critically, from investors: those of you who have a financial stake in us have every reason to share insights essential to our operations and resilience.

Because investor input is important to our functioning and accountability, you can write to us, as a Board, a board committee or an individual director by sending a letter to: Wynn Resorts, Limited, c/o Secretary, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. All communications received will be opened by the office of our General Counsel for the purpose of assessing the nature of the communications. With the exception of advertising, promotions of a product or service, and patently offensive material, communications will be forwarded promptly to the addressee. In the case of communications addressed to more than one director, the General Counsel’s office will make sure each addressee receives the communication.

How We are Paid

For 2024, non-employee directors of the Company received fees for service on the Board and its committees, as follows:

Board Service	- Member annual fee retainer of $100,000 - Chair annual retainer fee of $200,000 - Grant of restricted stock equal in value to $250,000 that vests 100% on the first anniversary of the grant date (1)

Audit Committee Service	- Member monthly fee of $1,250 - Chair monthly fee of $3,000

Compensation Committee Service	- Member monthly fee of $1,000 - Chair monthly fee of $2,000

Nominating and Corporate Governance Committee Service	- Member monthly fee of $1,000 - Chair monthly fee of $2,000

(1) Amount and vesting period determined annually by the Board.

In addition to the fees set forth in the table above, non-employee directors who serve as ex officio members of the Compliance Committee receive an annual retainer fee of $75,000, and the Chair of the Audit Committee receives an attendance fee of $1,500 or $2,500 for telephonic and in-person meetings of the Compliance Committee, respectively. All of our non-employee directors are provided complimentary room, food and beverage privileges at our properties and are reimbursed for any other out-of-pocket expenses related to their attendance at Board or committee meetings or other corporate events. From time to time our non-employee directors may receive other benefits as is discussed in the table below under “All Other Compensation.” The Company does not provide non-equity incentive plan awards or deferred compensation or retirement plans for its non-employee directors.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The table below summarizes the total compensation awarded to, earned by or paid to each of our non-employee directors for the fiscal year ended December 31, 2024. As an employee of the Company, Mr. Billings is not entitled to receive additional compensation for his service as a director and, therefore, is not included in this table. The compensation received by Mr. Billings as an employee of the Company is presented in the Summary Compensation Table below.

NAME	FEES EARNED OR PAID IN CASH($) (1)	STOCK AWARDS($) (2)	OPTION AWARDS ($) (3)	ALL OTHER COMPENSATION ($)	TOTAL($)

Betsy S. Atkins	$136,000	$250,000	$-	$-	$386,000

Richard J. Byrne	$127,000	$250,000	$-	$-	$377,000

Paul Liu	$115,000	$250,000	$-	$-	$365,000

Patricia Mulroy	$214,000	$250,000	$-	$-	$464,000

Margaret J. Myers	$124,000	$250,000	$-	$-	$374,000

Philip G. Satre	$302,000	$250,000	$-	$-	$552,000

Darnell O. Strom	$124,000	$250,000	$-	$-	$374,000

Winifred M. Webb	$143,500	$250,000	$-	$-	$393,500

(1) The amounts set forth in this column reflects each non-employee director’s total annual fees, inclusive of their respective total annual retainer fees.

(2) The amounts set forth in this column reflect 1) the aggregate grant date fair value of 2,696 shares of restricted stock granted to each non-employee director on May 7, 2024, as computed in accordance with FASB ASC Topic 718. The aggregate number of unvested restricted stock awards held by each director as of December 31, 2024, was 2,696 shares of restricted stock each.

(3) As of December 31, 2024, Ms. Mulroy held 6,700 vested option awards.

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Wynn RESORTS

Our people and our stewardship

Wynn

26

Our Company

WHO WE ARE

We are a US-based global company whose approximately 28,000 employees in the United States and Macau provide the experiences that place all of our global entertainment properties at the top of the most respected rankings, which in turn, support our brand, our stability, and our ability to create value for all our stakeholders.

As a company, we are acutely aware that it is our five-star employees who create five-star experiences.

Here are some quick facts about us as a team:

-	We provide approximately 22,000 full time jobs across all our properties.

-	100% of our full-time employee positions come with benefits—many of them industry leading.

-	We retain our employees longer than our industry’s average. Approximately 20% of our full-time, Wynn Las Vegas employees have been with us since we opened that property in 2005.

We offer exclusive educational opportunities so our employees may advance their careers.

When we talk about who we are, we are not only thinking about our employees and executives—we touch lives more broadly than that. We seek opportunities to enrich our communities and advance responsible initiatives in several areas such as executing a comprehensive human trafficking prevention program with industry-leading partnerships and local organizations. We believe in hiring and training a local workforce to create strong and engaged communities surrounding our properties. We are recognized for building award-winning community volunteer and donation programs, including matching dollar-for-dollar charitable donations of up to $75,000 per employee, the highest match offered in the industry.

HOW WE DO IT—OUR PEOPLE AND OUR PROPERTIES

We purposefully speak first about our people- our employees are everyday creators of unforgettable experiences, which our customers return for. They are also the ones who identify, design, build, maintain, and create ‘magic’ at our resorts. These resorts allow us to showcase our ability to surprise and delight customers while respectfully stewarding our planet and driving financial efficiency for our investors. To that end, we have committed to three aggressive corporate sustainability goals that guide our company growth and address the global threat of climate change:

-	Net-Zero by 2050: To reduce or offset all carbon dioxide (CO2) produced by our operations no later than 2050.

-	CO2 Peak by 2030: To stop and reverse year-over-year growth of operational CO2 emissions by 2030.

-	50% Renewable Energy by 2030: To increase the renewable energy we produce or procure to 50% or more of total consumption by 2030.

To achieve these objectives, we have invested heavily in clean and renewable energy, adopted smart water technologies for reduced consumption, implemented zero-waste convention programs, and consistently build our global resorts according to top-tier green building standards.

For more information on our environmental and social efforts see our annual Environmental, Social, and Governance Reports and Responsibility Reports at http://wynnresponsibility.com. The information contained on or accessible throughout our website, including our ESG reports, is not incorporated by reference into this Proxy Statement or any of our other filings with the SEC or considered to be part of this document.

EXECUTIVE OFFICERS

Our Executive Officers as of March 19, 2025, are:

NAME	AGE	POSITION

Craig S. Billings	52	Director and Chief Executive Officer

Julie M. Cameron-Doe	55	Chief Financial Officer

Jacqui Krum	50	Executive Vice President, General Counsel and Secretary

NON-DIRECTOR EXECUTIVE OFFICERS

Julie M. Cameron-Doe Chief Financial Officer

Ms. Cameron-Doe is the Company’s Chief Financial Officer, a position she has held since April 2022. Ms. Cameron-Doe is a Non-Executive Director of Wynn Macau, Limited, a majority-owned subsidiary of the Company and a Non-Executive Director of the Western Union Company which is unrelated to the Company and is listed on the NYSE.

PREVIOUS EXPERIENCE

-   2018 to 2022: CFO of Aristocrat Leisure Ltd, the world’s leading gaming manufacturer, listed on the Australian Stock Exchange

-   2013-2018: Group General Manager—Finance at Aristocrat, where she was responsible for group finance including planning, reporting, financial control, tax, treasury, M&A, risk & internal audit

-   Previously senior finance lead for entertainment and ecommerce companies in the United Kingdom and Australia

EDUCATION

Ms. Cameron-Doe graduated with a B.A. (Economics) from the University of Durham in the United Kingdom. She is a Fellow Chartered Accountant.

Joined Wynn	April 2022
Age	55

Jacqui Krum Executive Vice President, General Counsel and Secretary

Ms. Krum is the Company’s Executive Vice President, General Counsel and Secretary, a position she has held since December 1, 2024. Ms. Krum originally joined Wynn Resorts in 2013 to assist with the development of gaming projects in the U.S. and abroad and was a member of the team that won the competitive gaming license bid in the Eastern Massachusetts area for Wynn Resorts. In 2015, she moved from Las Vegas to Boston to become the Senior Vice President and General Counsel at Encore Boston Harbor, helping to lead the opening of that resort in 2019.

PREVIOUS EXPERIENCE

-   2010 to 2013: Vice President and General Counsel, MGM Hospitality, a division of MGM Resorts International

-   1999 to 2010: Associate and Partner, Glaser, Weil, Fink, Jacobs, Howard & Shapiro, LLP, Los Angeles

EDUCATION

Ms. Krum received her Juris Doctor degree from the University of California, Los Angeles, and a Bachelor of Arts degree in political science, international relations, as well as a Bachelor of Arts in cultural anthropology, summa cum laude, from the University of California, Santa Barbara.

Joined Wynn	April 2013
Age	50

Wynn RESORTS

Compensation discussion and analysis

Wynn

30

We believe Wynn Resorts is the world’s preeminent designer, developer, and operator of integrated resorts. The Company’s business model integrates luxury hotel rooms, high-end retail, an array of dining and entertainment options, meeting space, and gaming, all supported by superior levels of customer service provided by our approximately 28,000 employees. Our operations in Las Vegas, Macau and Boston are designed to attract a wide range of domestic and international customers.

The Compensation Committee relies on practices that are designed to incentivize and reward executives and all employees for actions that create long-term shareholder value. As a result, our executive compensation practices promote accountability for performance and align incentives with long-term shareholder value. In addition, the Compensation Committee has designed our executive compensation program to attract and retain the best-in-class talent across our business. In this compensation discussion and analysis, or CD&A, we describe our philosophy and approach to executive compensation.

FOR FISCAL 2024, OUR NEOS WERE:

NAME	TITLE

Craig S. Billings	Chief Executive Officer

Julie M. Cameron-Doe	Chief Financial Officer

Jacqui Krum (1)	Executive Vice President, General Counsel and Secretary

Ellen F. Whittemore (2)	Former Executive Vice President, General Counsel and Secretary

(1) Effective as of December 1, 2024, the Board appointed Ms. Krum as the Executive Vice President, General Counsel and Secretary of the Company. Ms. Krum previously served as the Company’s Senior Vice President and General Counsel at Encore Boston Harbor.

(2) On September 26, 2024, Ms. Whittemore notified the Company of her retirement, effective as of January 31, 2025. In connection with her retirement, Ms. Whittemore transitioned to the role of Executive Vice President of the Company, effective as of December 1, 2024. Ms. Whittemore remained Executive Vice President of the Company until her retirement from the Company effective as of January 31, 2025.

How We Approach Executive Compensation

Our executive compensation philosophy is to align the interests of our executives with those of our long-term shareholders by designing incentives that are directly tied to actions that create sustainable long-term shareholder value.

We, the Compensation Committee, believe that our ability to oversee the delivery of operational excellence and sustainable long-term returns to shareholders is inexorably linked to attracting and retaining a high-performing management team.

Hence, we have designed our executive compensation program to attract, reward, and retain executive officers who create continual near- and long-term shareholder value by achieving the Company’s strategic goals, as established by the Compensation Committee. We also believe that stability at the executive level is key to the strength of the Company, particularly given the relatively small pool of executives with gaming experience for whom we compete.

To achieve this, we rely on the following principles:

PAY-FOR-SUSTAINABLE PERFORMANCE: The majority of our executives’ total compensation is tied to achieving annual and long-term goals that enhance the value of our reputation and brand, sustain the performance and attractiveness of our resorts and thereby drive long-term shareholder value. The Compensation Committee retains discretion to reduce amounts earned and payable when doing so will further these goals.

SHAREHOLDER ALIGNMENT: Our long-term equity incentives align our executives’ interests with those of our long-term shareholders and other stakeholders. Our executive compensation program focuses on key metrics that are critical drivers for realizing our strategic objectives and achieving long-term results. By focusing on regular equity grants that vest over three years and on performance-based awards, we believe that the alignment of interest is strengthened, especially when coupled with stock ownership requirements for executives (which is 6x base salary for our CEO and 3x base salary for our other NEOs). To further alignment, 50% of our NEO’s annual incentive compensation is paid in equity (rather than all cash), with the equity being subject to our robust stock ownership requirements.

SIMPLICITY AND CLARITY: We value pay structures that are simple and clear. We believe pay simplicity promotes transparency, avoids incentivizing pay goals at the expense of ongoing excellence and performance, minimizes compensation risk, and promotes teamwork.

ATTRACT AND RETAIN TOP TALENT: Our business spans continents, can be subject to meaningful volatility, requires tight coordination with regulators, depends on knowledge of numerous types of complex operations, requires diligent investment over many years and across business cycles, and is highly dependent on a reputation for excellence and integrity. Hence, finding and retaining top talent is a critical element of our executive compensation program.

How We Designed Incentives for 2024

2024 PAY PROGRAM HIGHLIGHTS:

In 2024, the Compensation Committee:

-	Set rigorous financial metrics for annual incentives including robust Adjusted Property EBITDAR targets at each of our properties and other strategic performance goals.

-	Continued to pay 50% of our NEO’s annual incentive compensation in equity.

-

Awarded 55% of our long-term incentive stock compensation in performance-based equity that vests upon (i) achievement of pre-established financial performance goals that are based on the Company’s ability to achieve a premium revenue “fair share” relative to its peers (see discussion of this metric below), on a one-, two- and three-year basis (30%); and (ii) a three-year absolute total shareholder return hurdle rate (25%). Please see “Compensation Discussion and Analysis”—“2024 Long-term Incentive Grants” for further discussion of the 2024 stock grants.

-	Reaffirmed its commitment to keep our executives’ total compensation around peer median and conducted an overall analysis of all NEO total compensation to confirm compliance.

-

Promoted Jacqui Krum to Executive Vice President, General Counsel and Secretary of the Company and oversaw the successful transition of Ellen Whittemore, our former Executive Vice President, General Counsel and Secretary, in connection with her retirement.

Executive Compensation Components

ELEMENT	% OF TOTAL ANNUAL COMPENSATION (1)	AT- RISK?	FEATURES

Base salary	15%		Attract and retain top employees and recognize sustained performance, job scope and experience

Annual incentives	37%	✓

Utilize multiple metrics with pre-set goals

Incentivize executives, enforce accountability and motivate and reward achievement of annual goals

50% of annual incentive awards paid in stock and subject to NEO stock ownership requirements, further aligning executive and long-term shareholder interests

Long-term incentives: Performance-based restricted stock awards	14%	✓

Performance-based restricted stock awards that vest solely based on Company performance against preset goals over a three-year performance period, linking the creation of shareholder value to incentives earned

Long-term incentives: Performance share units	10%	✓

For the CEO and CFO, performance share units that vest solely on a three-year absolute total shareholder return hurdle rate, linking the creation of shareholder value to incentives earned. In 2025, Ms. Krum, newly appointed Executive Vice President, General Counsel, and Secretary was also granted performance share units

Long-term incentives: Time-based restricted stock	24%	✓	Ensure focus on long-term value creation, align executive and long-term shareholder interests, promote retention, and minimize compensation risk

(1) Represents the aggregate average percentage of total annual compensation for fiscal year 2024 for all of our NEOs, including Ms. Krum’s (i) compensation prior to her promotion to the Company’s Executive Vice President, General Counsel and Secretary effective as of December 1, 2024 and (ii) one-time restricted stock award granted in connection with such promotion.

HOW OUR EXECUTIVE COMPENSATION PHILOSOPHY DRIVES CEO PAY DESIGN

		PAY FOR SUSTAINABLE PERFORMANCE	SHAREHOLDER ALIGNMENT	FOCUS ON COMPENSATION TOTALS AND PARITY	SIMPLICITY AND CLARITY	ATTRACT AND RETAIN TOP TALENT

❑	85% of total direct NEO compensation is at-risk (1)	✓	✓		✓

❑	Annual incentives are 100% performance based	✓	✓	✓	✓	✓

❑	Performance-based equity comprise 55% of long-term incentives, including 25% subject to a three-year absolute TSR hurdle rate for the CEO and CFO	✓	✓	✓	✓	✓

❑	Annual incentives subject to negative Board discretion	✓	✓		✓

❑	Benchmarking CEO at Median of Peer Group		✓	✓		✓

❑	Stock Ownership Guidelines for all NEOs		✓		✓	✓

(1) Based on the total direct compensation for our NEOs during 2024, including Ms. Krum’s compensation prior to her promotion to the Company’s Executive Vice President, General Counsel and Secretary on December 1, 2024.

PAY AND PERFORMANCE

Our year-to-year performance can be significantly impacted by market factors, geopolitical events and investor sentiment. Since our initial public offering in October 2002, the Company has averaged a 12% annual TSR (including reinvestment of dividends), which is above the TSR of both the S&P 500 (approximately 11% average annual TSR) and in line with the S&P Consumer Discretionary Index (approximately 12% average annual TSR) over the same time period. Despite our exposure to strong external factors, we have also delivered an average annual TSR over three-and-a-half-times our closest industry peers.(1) We believe these results are driven by our focused, long-term investment in our properties and by our relentless dedication to delivering the industry’s best customer experience.

(1) Industry peers reflect Las Vegas Sands and MGM Resorts. Las Vegas Sands’ TSR is measured from the market close on the day of their IPO on December 15, 2004 (average annual TSR of approximately 2.7%). MGM Resorts’ TSR is measured from the close on the date of Wynn Resorts’ IPO on October 25, 2002 (average annual TSR of approximately 3.8%) through the market close on December 31, 2024.

Our Key Accomplishments in 2024 Include:

-

ACHIEVED RECORD-SETTING RESULTS IN LAS VEGAS. Our Las Vegas Operations achieved its highest Adjusted Property EBITDAR in the history of the resort at $946.8 million, an increase over the previous annual record of $946.2 million achieved in 2023. We continue to make targeted high-return investments across key areas of the property including new restaurant openings, the incorporation of culinary pop-ups and a full remodel of our luxury villas.

-

CONTINUED TO GROW THE BUSINESS IN MACAU. As visitation and demand continues to grow in the Macau market, our team delivered Adjusted Property EBITDA of $1,176 million during the year, representing a year over year increase of 23.2%.

-

PURSUED CONTINUED LONG-TERM GROWTH PROJECTS. We continue to pursue high-return development opportunities to drive long-term growth and increase shareholder value. Key accomplishments include, but are not limited to: (1) Making considerable progress on the construction of Wynn Al Marjan Island, our planned integrated resort in the UAE of which we own 40%, where construction has now progressed to the 38th floor; (2) pursuing one of three “downstate” New York gaming licenses in partnership with Related Companies to develop an integrated resort in Manhattan’s Hudson Yards; and (3) advancing the development of innovative new non-gaming projects in Macau related to our new 10-year gaming concession.

-

FURTHER ENHANCED BALANCE SHEET AND FINANCIAL FLEXIBILITY. We continued to fortify our balance sheet and liquidity position during the year, highlighted by the net repayment of $1.2 billion in aggregate principal amount of debt during the year, resulting in approximately $69 million of annual interest expense savings, and the successful refinancing of our remaining 2025 debt maturities. As of December 31, 2024, our consolidated lease-adjusted net leverage was approximately 4.2x, and we had $3.5 billion of total liquidity (cash and cash equivalents, short-term investments and borrowing capacity under our credit facilities), reflecting our strong balance sheet and liquidity position.

-

ENHANCED INVESTOR RELATIONS STRATEGY AND TEAM. We remain committed to continued regular shareholder engagement and are proud of our track record of responsiveness. In line with this commitment, in December 2024, we expanded of the responsibilities of our SVP, Corporate Finance & Treasurer to include oversight of the Investor Relations team and hired a seasoned Investor Relations professional as VP of Investor Relations.

-

INCREASED CAPITAL RETURN TO SHAREHOLDERS. Our business continues to generate healthy discretionary free cash flow globally. This has allowed us to increase capital return to shareholders while also investing in high-return growth opportunities to drive long-term growth and shareholder value. As a result, we maintained Wynn Resorts’ quarterly dividend at $0.25 per share (having resumed it during 2023, following the 2020 pandemic-related suspension), and to opportunistically repurchase 4.35 million common shares during 2024 for an aggregate cost of $386 million.

-

CONTINUED RECOGNITION AS THE WORLD’S PREEMINENT LUXURY INTEGRATED RESORT COMPANY. With a combined 19 Forbes Travel Guide Five-Star Awards in 2025 across our global portfolio, Wynn Resorts holds more Forbes Travel Five-Star Awards than any independent hotel company in the world. Our Macau resorts were awarded 12 FTG Five-Star Awards, with both Wynn Macau and Wynn Palace receiving six Forbes Travel Five-Star Awards. In the US, Wing Lei at Wynn Las Vegas remains the only FTG Five-Star Chinese restaurant in North America. Encore Boston Harbor was awarded three FTG Five-Star Awards. In addition, Wynn Resorts was honored for the 17th year to be included on FORTUNE Magazine’s 2025 World’s Most Admired Companies list in the hotel and was again ranked highly In Quality of Products and Services. In 2024, the Company was also recognized on the list of America’s Best Employers for Diversity by Forbes Magazine, the list of America’s Greatest Workplaces for Diversity by Newsweek, FORTUNE Magazine’s Section Leaders of 2024 List, and placed first in the Land-Based Operator of the Year category at the Global Gaming Awards Americas 2024. Additionally, as of 2024, Wynn Resorts has been a recipient of Civic 50’s Point of Light list for three consecutive years—which recognizes the top 50 most community-minded companies in the U.S. Mr. Strom was also included in the Board Prospects 100 Black Board Members “Making a Difference” list in 2024.

COMPENSATION MIX

We take a multi-year approach to our business that focuses on rewarding strong near-term performance and the creation of long-term shareholder value. Because product quality and service excellence are at the core of our strategy, we use annual goals based on achieving operational excellence to highlight the critical importance of performing well each year for each guest, the most discerning in the industry. We supplement that with a set of long-term incentives and holding requirements to support the sustainability of our reputation and our ongoing returns. The charts below highlight the focus on equity and at-risk mix of the total direct compensation for our current NEOs based on 2024 compensation outcomes (1):

(1) Based on 2024 the total direct compensation for our NEOs during 2024, including Ms. Krum’s compensation prior to her promotion to the Company’s Executive Vice President, General Counsel and Secretary effective as of December 1, 2024.

2024 Compensation Design & Decisions

Base Salary: Negotiated employment contracts establish our NEOs’ initial base salaries. We then review and adjust their base salaries periodically to stay competitive, reflect improvements in performance, capabilities, and experience, and reward expansions of responsibility or other extraordinary circumstances.

The table below presents the base salary actually paid for each of our NEOs in 2023 and 2024. Please see the “2024 Summary Compensation Table” below for further discussion.

NAMED EXECUTIVE OFFICER	2024 BASE SALARY	2023 BASE SALARY
Craig S. Billings	$2,000,000	$1,900,962
Julie M. Cameron-Doe	$950,000	$922,500
Jacqui Krum (1)	$543,654	N/A
Ellen F. Whittemore	$900,000	$894,231

(1) Ms. Krum’s 2024 base salary amount includes base salary that was paid to Ms. Krum prior to her promotion to Executive Vice President, General Counsel and Secretary of the Company, effective as of December 1, 2024. Ms. Krum’s employment contract (which was entered into in connection with such promotion) provides for an annual base salary of $825,000 and expires on September 15, 2027 (please see the section below titled “Employment Contracts“ for further discussion). Ms. Krum’s 2024 base salary amount reflects her full annual base salary received during 2024 in respect of Mr. Krum’s employment as the Company’s Senior Vice President and General Counsel at Encore Boston Harbor.

Annual Incentives: The Compensation Committee selected the following preset performance goals for our 2024 annual incentive awards to incentivize management to drive shareholder value through short-term operational and strategic measures:

Goal 1 –

North America, 2024 Adjusted Property EBITDAR (weighted 30%): Adjusted Property EBITDAR is an important measure of a property’s performance within its market, a key driver of return on equity and essential element to the valuation of our Company and our stock price. Target achievement of this goal for 2024 required Adjusted Property EBITDAR to reach $1,080 million for our combined Las Vegas Operations and Encore Boston Harbor compared to Adjusted Property EBITDAR of $1,204 million achieved in 2023, a lifetime property record up until that point. The decrease in current year target Adjusted Property EBITDAR when compared to prior year actual Adjusted Property EBITDAR was in line with 2024 budgets which reflected an anticipated softness in the economy combined with a full year of union-related payroll costs and other inflationary pressures.

Goal 2 –

Macau Operations, 2024 Adjusted Property EBITDAR (weighted 30%): Adjusted Property EBITDAR is an important measure of a property’s performance within its market, a key driver of return on equity and essential element to the valuation of our Company and our stock price. Target achievement of this goal for 2024 required Adjusted Property EBITDAR to reach $1,175 million a significant increase from the Adjusted Property EBITDAR of $954 million in 2023.

Goal 3 –

Wynn Las Vegas, Market Share of Gross Gaming Revenues (weighted 10%): Coming off an all-time record in Adjusted Property EBITDAR in 2023, the Compensation Committee set a target gross gaming revenue market share goal for 2024 of 12.25%, well above our pre-COVID market share levels, to incentivize the Company to maintain a strong market share of the Las Vegas Strip gaming market.

Goal 4 –

Macau Operations, Market Share of Gross Gaming Revenues (weighted 10%): For 2024, the Compensation Committee reinstituted a target gross gaming revenue market share metric of 14% to incentivize the Company to maintain its pre-COVID market share levels in the Macau gaming market.

Goal 5 –

Wynn Las Vegas, Achievement of Forbes Five-Star (weighted 10%): Our Company is laser-focused on providing superior service to our guests. Achieving a Forbes Travel Guide Five-Star ranking requires near impeccable quality throughout the year. The Compensation Committee set the achievement of a Forbes Five-Star rating for Wynn Las Vegas to ensure management maintained our superior standards while also seeking to maximize Adjusted Property EBITDAR.

Goal 6 –

Wynn Al-Marjan Island Project in the United Arab Emirates, Advancement of Design and Development (weighted 10%): The Company’s ability to develop new “greenfield” integrated resorts and cultivate new gaming markets is instrumental to the creation of long-term shareholder value. The Compensation Committee sought to incentivize management to drive the construction of its Wynn Al Marjan Island property by instituting a performance metric to achieve target completion of at least level 30 of the tower level floor plates. The Compensation Committee expects the successful development of a casino resort in this region will further diversify the Company’s property portfolio, extend the Wynn brand internationally, and drive strong long-term returns for shareholders.

These awards were subject to (i) the limitations set forth in the Wynn Resorts, Limited Amended and Restated 2014 Omnibus Incentive Plan, as it may be amended from time to time (the “Omnibus Plan”), including the cash and stock grant limits and requirements of continued employment through the end of the calendar year performance period, and (ii) the Compensation Committee’s right, in its discretion, to reduce actual award amounts paid, taking into account other performance considerations, including corporate, property level and individual performance, as well as general macroeconomic conditions.

2024 Annual Incentive Payout:

The following table reflects our performance against each of the 2024 goals ($’s in thousands):

METRIC		WEIGHTING	THRESHOLD PERFORMANCE	TARGET PERFORMANCE	MAXIMUM PERFORMANCE	ACTUAL PERFORMANCE	OUTCOME

Goal 1 -	North America, 2024 Adjusted Property EBITDAR	30%	$1,035,000	$1,080,000	$1,165,000	$1,193,890	Maximum

Goal 2 -	Macau Operations, 2024 Adjusted Property EBITDAR	30%	$1,100,000	$1,175,000	$1,378,000	$1,175,562	Target

Goal 3 -	Wynn Las Vegas, Market Share of Gross Gaming Revenues	10%	11.75%	12.25%	13.00%	13.3%	Maximum

Goal 4 -	Macau Operations, Market Share of Gross Gaming Revenues	10%	13.25%	14.00%	14.50%	13.9%	Threshold

Goal 5 -	Wynn Las Vegas, Achievement of Forbes Five-Star (1)	10%	-	Achievement	-	Achieved	Target

Goal 6 -	Wynn Resorts Development, Advancement of Design & Development of Wynn Al Marjan Island (2)	10%	-	Achievement	-	Achieved	Target

(1) In 2025, Wynn Las Vegas received five Forbes Five-Star awards. As a result, the Compensation Committee approved the payout of this goal at target.

(2) The Compensation Committee set a specific goal to achieve a construction milestone of at least level 30 of the tower level floor plates, which was achieved in 2024; as such, the Compensation Committee approved the payout of this goal at target.

In January 2025, the Compensation Committee approved a final payout percentage of 107.5% of target and the following 2024 annual incentive award payouts based on Company performance against each of the 2024 goals disclosed above, with the payout being split equally 50% between cash and stock:

				ACTUAL AWARD

NAMED EXECUTIVE OFFICER	THRESHOLD	TARGET	MAXIMUM	PERCENTAGE OF SALARY	CASH	EQUITY (1)

Craig S. Billings	200%	250%	300%	268.75%	$2,687,500	$2,687,500

Julie M. Cameron-Doe	160%	200%	240%	215%	$1,021,250	$1,021,250

Jacqui Krum (2)	80%	100%	120%	163%	$ 443,438	$ 443,438

Ellen F. Whittemore	160%	200%	240%	215%	$ 967,500	$ 967,500

(1) The amounts set forth in this column reflect the aggregate grant date fair value of stock awards granted, as computed in accordance with FASB ASC Topic 718. These stock awards are fully vested upon grant but remain subject to our stock ownership guidelines.

(2) Ms. Krum’s 2024 annual incentive award payout was prorated by 50% due to her partial year of service as the Company’s Executive Vice President, General Counsel and Secretary. The cash portion of Ms. Krum’s 2024 annual incentive award shown in this table does not include the bonus she received in early 2024 related to her previous role as General Counsel for Encore Boston Harbor (which totaled $176,008). In order to calculate Ms. Krum’s “Percentage of Salary” for purposes of this table, we included the full amount of base salary received by Ms. Krum during 2024, which includes her base salary received for her role as the Company’s Senior Vice President and General Counsel at Encore Boston Harbor prior to December 1, 2024.

LONG-TERM INCENTIVES: In response to shareholder feedback, beginning in 2018, the Compensation Committee transitioned from periodic grants to annual grants with three-year vesting, and in 2023, implemented a policy of requiring that at least 55% of equity grants made to NEOs be subject to performance conditions to ensure a superior focus on operational excellence as well as better align executives’ interests with those of long-term shareholders.

RATIONALE FOR CHOICE OF LONG-TERM METRICS

The Compensation Committee believes that the combination of targeted, high-return investments along with continual revenue and EBITDAR relative outperformance are essential to long-term shareholder value creation. The Compensation Committee believes this is best reflected in the consistent generation of Revenue and EBITDAR “fair share” premiums, which the Compensation Committee expects will be a key driver of strong long-term absolute TSR performance. The decision to select these metrics was based on careful consideration of the following factors:

1.

The Company’s strategy is to attract and retain premium customers in each market in which the Company operates, driving outsized Operating Revenue and Adjusted Property EBITDAR performance relative to peers over the long run. The consistent generation of “fair share” premiums indicates that our properties are continually outperforming the competition in revenue and EBITDAR.

2.	Consistently achieving premium fair share incentivizes a long-term strategic operating approach, including diligent and consistent investment in facilities and team members across the business cycle.

3.

Utilizing fair share metrics also prevents management from unduly benefiting from favorable market tailwinds, and instead incentivizes consistent outperformance relative to our competitors regardless of the overall market conditions.

4.	Utilizing absolute TSR incentivizes management to focus on driving long-term shareholder returns and directly aligns management with the experience of shareholders.

2024 LONG-TERM INCENTIVE GRANTS

For 2024, the Compensation Committee granted time-based restricted stock awards, performance-based restricted stock awards and/or performance share units (“PSUs”) under the Omnibus Plan to our NEOs, as outlined in the tables below. Each grant is subject to continued service through the applicable vesting date unless certain acceleration provisions are met, as discussed in “Summary compensation tables” — “Potential payments upon termination, retirement or change in control.” Additional information and the required disclosure under Item 402(d) of Regulation S-K for 2024 can be found in the section titled “2024 Grants of Plan-Based Awards Table.”

	PERFORMANCE BASED STOCK AWARDS				TIME-BASED STOCK AWARDS (3)
	FAIR SHARE PERFORMANCE AWARDS (1)		ABSOLUTE TSR (2)

NAMED EXECUTIVE OFFICER	# OF SHARES	% OF ANNUAL EQUITY (4)	# OF SHARES	% OF ANNUAL EQUITY (4)	# OF SHARES	% OF ANNUAL EQUITY (4)	GRANT DATE FAIR VALUE OF AWARDS ($) (5)

Craig S. Billings	25,825	30%	21,521	25%	38,737	45%	$8,526,095

Julie M. Cameron-Doe	5,236	30%	4,364	25%	7,854	45%	$1,728,739

Jacqui Krum (6)	-	-	-	-	17,780	100%	$1,535,358

Ellen F. Whittemore	9,094	55%	-	-	7,441	45%	$1,575,124

(1) Except as otherwise described in the section titled “Potential payments upon termination, retirement or change in control,” such restricted stock awards vest ratably over three years on each of the dates of February 28 in the three successive years, based on achievement of pre-established financial performance goals, subject to continued employment through such vesting date, except in the case of Ms. Whittemore, which is subject to performing service during any performance period and will continue to vest on the original vesting date if performance criteria are met even if Ms. Whittemore is no longer employed by the Company under certain conditions.

(2) Represents the grant of PSUs pursuant to the Omnibus Plan. Each PSU represents the right to receive between 0 and 1.6 shares of the Company’s common stock depending on the performance of the common stock from January 1, 2024 to January 1, 2027 (the “ PSU Vesting Date”), with such performance determined as the multiple of the volume-weighted average closing price (“VWAP”) of the Company’s common stock over the 60-trading day period ending on the PSU Vesting Date, as adjusted to include dividends paid during the term of the PSU, to the VWAP of the Company’s common stock over the 60-trading day period ending on January 1, 2024 (“TSR”), which was $88.58. Threshold performance is achieved if TSR is greater than or equal to -25% but less than 0% and results in a 60% payout. Below Target performance is achieved if TSR is greater than or equal to 0% but less than 25% and results in an 80% payout. Target performance is achieved if TSR is greater than or equal to 25% but less than 50% and results in a 100% payout. Below Maximum performance is achieved if TSR is greater than or equal to 50% but less than 100% and results in a 120% payout. Maximum performance is achieved if TSR is greater than or equal to 100% and results in a 160% payout.

(3) Except as otherwise described in the section titled “Potential payments upon termination, retirement or change in control,” such time-based restricted stock awards vest ratably over three years on each anniversary of the grant date, subject to continued employment through each such vesting date.

(4) Percentages in these columns are based on the number of target shares issued as determined on the date of grant.

(5) The amounts set forth in this column reflect the aggregate grant date fair value of stock awards, as computed in accordance with FASB ASC Topic 718. Performance awards are included in this table based on target performance.

(6) In connection with her prior role as the Company’s Senior Vice President and General Counsel at Encore Boston Harbor, on January 9, 2024, Ms. Krum received a grant of 1,848 restricted shares, with an approximate grant date fair value of $176,040, that vests ratably over three years. In addition, in connection with Ms. Krum’s promotion to Executive Vice President, General Counsel and Secretary of the Company, effective as of December 1, 2024, she received a grant of 15,932 restricted shares on November 16, 2024, with a grant date fair value of $1,359,318, that vests ratably over three years, beginning on September 15, 2025.

2024 FAIR SHARE PERFORMANCE AWARDS

The Compensation Committee approved the use of “fair share” metrics for performance conditions over one, two-, and three-year performance periods for our Las Vegas Operations. Since our Macau Operations weigh heavily on the performance of our stock price and therefore, our total shareholder return, the Compensation Committee decided to exclude Macau-specific fair-share performance measures from the LTI awards as this is reflected in the absolute TSR performance.

The fair share metrics were generally calculated as follows:

1.	In Las Vegas, the Company’s share of total revenue relative to selected peers divided by the Company’s share of hotel rooms among such peers; and

2.	In Las Vegas, the Company’s share of total Adjusted Property EBITDAR relative to selected peers divided by the Company’s share of hotel rooms among such peers.

2024 ABSOLUTE TOTAL SHAREHOLDER RETURN PERFORMANCE AWARDS

In response to shareholder feedback in 2023, the Compensation Committee awarded 25% of the 2024 annual restricted stock grant to our CEO and CFO based on achievement of an absolute TSR hurdle rate over a three-year performance period. In designing the payout curve for the 2024 absolute TSR performance awards, the Compensation Committee sought to appropriately balance the need to reward executives for incremental shareholder value, maintain executive focus on strategic goals and performance, and incorporate a reasonable upper limit for maximum performance. To that end, awards were designed to vest at target for a three-year absolute TSR increase of 25%. The maximum vesting of the awards was limited to 160% of target for an absolute TSR increase of 100%, while the award would vest at only 60% for threshold performance of -25%, below which the entire award would be forfeited.

In addition, to ensure against windfall gains purely as a result of stock market and Company stock price volatility, the TSR hurdle rate and the actual TSR at the end of the performance period will be computed using the Company’s volume weighted average stock price over the 60 trading days preceding the beginning of the performance period, January 1, 2024, and end of the performance period, January 1, 2027, respectively.

2025 LONG-TERM INCENTIVE GRANTS

In January 2025, the Compensation Committee granted the NEOs’ 2025 long-term incentive awards in accordance with each NEO’s applicable employment contract. Mr. Billings, Ms. Cameron-Doe, and Ms. Krum received grants totaling $8.20 million, $1.66 million, and $1.11 million, respectively, of which 45% of the award vests ratably over three years, 25% of the award vests ratably over three years if certain fair share performance conditions are met, and 20% vests three-years from the grant date if an absolute TSR metric is achieved. Ms. Whittemore received a grant totaling $1.58 million, of which 45% of the award vests ratably over three years and 55% of the award vests ratably over three years if certain fair share performance conditions are met.

FAIR SHARE PERFORMANCE AWARD VESTING OUTCOMES
2021 – 2023 GRANT DATE FAIR SHARE PERFORMANCE AWARD VESTING O
UTCO
MES (VESTED IN 2024)

GRANT DATE	VEST DATE	PERFORMANCE PERIOD	GOAL (1)	THRESHOLD	ACHIEVEMENT	OUTCOME	GRANT WEIGHTING

1/11/21	2/28/24	3-years ending 12/31/2023	Las Vegas Operations Revenue Fair Share of Hotel Rooms (2)	1.7x	2.0x	Vested	50%

1/11/21	2/28/24	3-years ending 12/31/2023	Macau Operations Gross Gaming Revenue Fair Share of Gaming Positions (3)	1.0x	1.3x	Vested	50%

1/12/22	2/28/24	2-years ending 12/31/2023	Las Vegas Operations Revenue Fair Share of Hotel Rooms (2)	1.7x	2.1x	Vested	50%

1/12/22	2/28/24	2-years ending 12/31/2023	Las Vegas Operations Adjusted Property EBITDAR (4) Fair Share of Hotel Rooms (2)	1.5x	2.0x	Vested	50%

1/12/23	2/28/24	1-year ending 12/31/2023	Las Vegas Operations Revenue Fair Share of Hotel Rooms (2)	1.65x	2.2x	Vested	50%

1/12/23	2/28/24	1-year ending 12/31/2023	Las Vegas Operations Adjusted Property EBITDAR (4) Fair Share of Hotel Rooms (2)	1.5x	2.1x	Vested	50%
2022 – 2024 GRANT DATE FAIR SHARE PERFORMANCE AWARD VESTING OUTCOMES (VESTED IN 2025)

GRANT DATE	VEST DATE	PERFORMANCE PERIOD	GOAL (1)	THRESHOLD	ACHIEVEMENT	OUTCOME	GRANT WEIGHTING

1/12/22	2/28/25	3-years ending 12/31/2024	Las Vegas Operations Revenue Fair Share of Hotel Rooms (2)	1.7x	2.1x	Vested	50%

1/12/22	2/28/25	3-years ending 12/31/2024	Las Vegas Operations Adjusted Property EBITDAR (4) Fair Share of Hotel Rooms (2)	1.5x	2.0x	Vested	50%

1/12/23	2/28/25	2-year ending 12/31/2024	Las Vegas Operations Revenue Fair Share of Hotel Rooms (2)	1.65x	2.2x	Vested	50%

1/12/23	2/28/25	2-year ending 12/31/2024	Las Vegas Operations Adjusted Property EBITDAR (4) Fair Share of Hotel Rooms (2)	1.5x	2.1x	Vested	50%

1/9/24	2/28/25	1-year ending 12/31/2024	Las Vegas Operations Revenue Fair Share of Hotel Rooms (2)	1.65x	2.2x	Vested	50%

1/9/24	2/28/25	1-year ending 12/31/2024	Las Vegas Operations Adjusted Property EBITDAR (4) Fair Share of Hotel Rooms (2)	1.5x	2.1x	Vested	50%
(1) Each goal vests such that either 100% of the award vests if the performance target is achieved or 0% of the award vests if the performance target is not achieved.
(2) Represents the share of Las Vegas Operations revenue or Adjusted Property EBITDAR relative to selected Las Vegas Strip peers divided by the Company’s share of hotel rooms among such peers.

(3) Represents the share of Macau Operations GGR or Adjusted Property EBITDAR relative to selected Macau concessionaire peers divided by the Company’s share of gaming positions among such peers.
(4) Adjusted Property EBITDAR is a net income (loss) before interest, income taxes, depreciation and amortization, pre-opening
expenses, gain on EBH Transaction, net, impairment of goodwill and intangible assets, property charges and other, triple-net
operating lease rent expense related to Encore Boston Harbor, management and license fees, corporate expenses and other (including intercompany golf course, meeting and convention, and water rights leases), stock-based compensation, change in derivatives fair value, loss on debt financing transactions, and other non-operating
income and expenses. (Note 20—“Segment Information” to our Consolidated Financial Statements included in Item 8 (Financial Statements and Supplementary Data) of Part II of our Annual Report on Form
10-K
for the year ended December 31, 2024, filed with the SEC on February 13, 2025) for the definition of “Adjusted Property EBITDAR” and a reconciliation of Adjusted Property EBITDAR to net income/loss attributable to Wynn Resorts.
EQUITY AWARD GRANT PRACTICES
In response to Item 402(x)(1) of Regulation S-K, the Company does not currently grant new awards of stock options, stock appreciation rights or similar option-like instruments, and generally is not in the practice of granting such awards. The Company has not granted such an award since fiscal year 2022. Accordingly, the Company has no specific policy or practice on the timing of such awards in relation to the disclosure of material non-public information by the Company.
EXECUTIVE BENEFITS:
We provide our NEOs with benefits that we believe are reasonable, competitive and consistent with our overall executive compensation program. Our executive benefits include certain health insurance coverage, life insurance premiums, and reimbursement of nonresident state income taxes, all of which are described in the footnotes to the “2024 Summary Compensation Table.” We pay nonresident state income taxes imposed on our executives who we required to travel on Company business and perform services in states other than their states of employment. This primarily arose as a result of travel to, and work in, Massachusetts in connection with our Encore Boston Harbor resort. Our reimbursement covers the incremental cost of the nonresident taxes and puts the executives in the same economic position as though they had worked in their normal places of business. The Company does not gross-up
or pay any state income taxes that the employees incur on account of work in their normal work locations. In addition, we provide to certain of our executives, including NEOs, employee discounts at certain of our properties’ outlets, complimentary rooms and meals for business purposes, and access to the Company’s aircraft pursuant to time-sharing agreements described in “Certain relationships and transactions—Aircraft Arrangements.”
PEER GROUP BENCHMARKING:
The Compensation Committee believes that it is appropriate to offer competitive total compensation packages to senior executive officers to attract and retain top talent in a competitive industry. The compensation peer group allows the Compensation Committee to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee targets the 50th percentile for the Company’s senior executive officers’ total compensation.
In 2024, as part of our regular review of our compensation programs, as well as in connection with a new employment contract for Ms. Krum, the Compensation Committee considered peer group data from gaming and other related industries that the Compensation Committee believes reflect the competitive market for executive talent similar to that required by the Company. The Compensation Committee did not modify the Company’s peer group for 2024.

Wynn Resorts 2024 Executive Compensation Peer Group

GAMING & RESORTS	TRAVEL, HOSPITALITY & RESORTS	LIFESTYLE PRODUCTS

Boyd Gaming Corp.	Hilton Worldwide Holdings Inc.	Capri Holdings Limited

Caesars Entertainment, Inc.	Hyatt Hotels Corporation	PVH Corp.

Las Vegas Sands Corp.	Marriott International, Inc.	Ralph Lauren Corporation

MGM Resorts International	Norwegian Cruise Line Holdings Ltd	Tapestry, Inc.

Penn Entertainment	Royal Caribbean Cruises Ltd	V.F. Corporation
The 15 companies in the peer group generally had revenue, market capitalization and total enterprise value (as of December 31, 2024) similar to those of the Company as set forth below.

	WYNN RESORTS		PEER GROUP

Revenue	$7.1 billion	Range:	$3.8 billion–$24.8 billion

		Median:	$9.4 billion

Market Capitalization	$9.5 billion	Range:	$2.5 billion–$77.5 billion

		Median:	$11.3 billion

Enterprise Value	$19.7 billion	Range:	$5.8 billion–$91.6 billion

		Median:	$17.1 billion
Data source: Bloomberg.
Non-Disclosure
of Certain Metrics and Targets
The Company believes in transparency and strives to disclose as much information to shareholders as possible except when we believe that providing full, or even limited, disclosure would be detrimental to the interests of shareholders. We believe certain disclosures could provide our competitors with insight regarding confidential business strategies without meaningfully adding to shareholders’ understanding.

Other Aspects of Our Executive Compensation
STOCK OWNERSHIP REQUIREMENTS:
The Board has adopted the following stock ownership requirements applicable to non-employee
directors and senior officers:

Chief Executive Officer	6x base salary

Other NEOs	3x base salary

Non-employee directors	3x annual retainer
Ownership requirements must be met for NEOs within five years of appointment to office and for directors within five years of election to the Board, with vested options and all restricted stock grants counted toward satisfaction of ownership requirements. If an NEO fails to make pr ogre
ss toward meeting these requirements, he or she will be automatically restricted by the Company from selling shares in future vesting beyond what is required to meet tax obligations. Currently, all our directors and NEOs satisfy the requirements.
CLAWBACK POLICY
The Board has adopted a clawback policy for executive officer compensation. Incentive-based compensation paid to our current or former executive officers, including our current or former NEOs, is subject to clawback (
i.e.
, repayments by the NEO to the Company) if there is a restatement of our financial statements within three years of the payment. The amount of the clawback generally is equal to the difference between the compensation received by the NEO and the payment that would have been made based on the restated financial results. The clawback policy is filed as an exhibit to our Annual Report on Form
10-K.
ROLE OF THE COMPENSATION COMMITTEE AND MANAGEMENT IN SETTING COMPENSATION:
The Compensation Committee sets all elements of compensation for our NEOs based upon the NEO’s contributions to the operating and strategic performance of the Company. The Compensation Committee considers the recommendations of the CEO in establishing compensation for all other NEOs. In addition, the CEO performs annual reviews of our senior executive officers and makes recommendations to the Compensation Committee. The Compensation Committee reviews the recommendations and makes final decisions regarding compensation for our senior executive officers.
ROLE OF THE COMPENSATION CONSULTANT:
The Compensation Committee has the authority to retain compensation consulting firms to assist it in the evaluation of senior executive officer and employee compensation and benefit programs. In 2024, the Compensation Committee retained Radford a nationally recognized independent compensation consulting firm, to assist in performing its duties. Radford does not provide any other services to the Company. In 2024, Radford, at the direction of the Compensation Committee, completed a peer group review, in connection with the Compensation Committee’s review of compensation levels of our NEOs. The Compensation Committee retains sole responsibility for engaging its advisors.
INDEPENDENCE OF THE COMPENSATION CONSULTANT:
The Compensation Committee has determined that Radford is independent, and the services provided by Radford currently do not and during 2024 did not raise any conflict of interest. In reaching these conclusions, the Compensation Committee considered the factors set forth in
Rule 10C-1
of the Exchange Act and applicable listing standards.

EMPLOYMENT CONTRACTS: We have a longstanding practice of entering into multi-year employment contracts with our senior executive officers and senior management. We believe that employment contracts provide greater assurance of continuity and retention of critical creative and operating talent in a highly competitive industry. Employment contracts for our NEOs are approved by the Compensation Committee in consultation with the Compensation Committee’s independent compensation advisors, as needed. The employment contracts for the NEOs currently employed by the Company specify their base salary and provide that if the executive’s employment terminates upon certain circumstances, the executive will receive specified separation benefits as described in more detail under the section below titled “Potential payments upon termination, retirement or change in control.” The NEOs’ employment contracts and the terms of their equity award agreements also provide that vesting of some or all of an executive’s outstanding equity awards will accelerate upon certain events. Our current employment contracts do not provide for any excise tax gross ups. We believe that providing for these benefits in these situations enhances the value of the business by preserving the continuity of management during potential change in control situations and by focusing our senior executives on our long-term priorities. Additional information regarding payments under these provisions is provided under the heading “Potential payments upon termination retirement or change in control.”

RETIREMENT PLAN: On November 1, 2023, we adopted the Wynn Resorts, Limited Executive Retirement Plan, as amended from time to time (the “Retirement Plan”), which provides specified payments and benefits to certain key executives upon retirement. For more information on the Retirement Plan, see the section below titled “Potential payments upon termination, retirement or change in control”.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Betsy S. Atkins, Chair

Richard J. Byrne

Margaret J. Myers

Darnell O. Strom

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2024 Summary Compensation Table

The table below summarizes the total compensation awarded to, earned by, or paid to, each of our NEOs for the fiscal years ended December 31, 2024, 2023 and 2022.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($) (1)	STOCK AWARDS ($)(2)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	All OTHER COMPENSATION ($)(4)	TOTAL ($)

CRAIG S. BILLINGS Chief Executive Officer	2024	$2,000,000	$11,213,595	-	$2,687,500	$30,221	$15,931,316
	2023	$1,900,962	$11,483,057	-	$2,750,000	$18,615	$16,152,634
	2022	$1,752,115	$8,575,772	$49,977	$1,825,715	$25,508	$12,229,087

JULIE M. CAMERON-DOE Chief Financial Officer	2024	$950,000	$2,749,989	-	$1,021,250	$20,936	$4,742,175
	2023	$922,500	$2,712,319	-	$1,045,000	$13,633	$4,693,452
	2022	$628,846	$4,549,146	$16	$912,857	$1,377	$6,092,242

JACQUI KRUM(5) Executive Vice President, General Counsel and Secretary	2024	$543,654	$1,978,796	-	$619,446	$153,115	$3,295,011
	2023	-	-	-	-	-	-
	2022	-	-	-	-	-	-

ELLEN F. WHITTEMORE Former Executive Vice President, General Counsel and Secretary	2024	$900,000	$2,542,624	-	$967,500	$27,169	$4,437,293
	2023	$894,231	$2,645,761	-	$990,000	$18,721	$4,548,713
	2022	$896,538	$2,487,888	$115,723	$912,857	$25,586	$4,438,592

(1) The amounts set forth in this column reflect the base salary earned by each NEO during the fiscal year. For Ms. Krum, this amount includes the base salary earned by her during fiscal year 2024 prior to her promotion to the Company’s Executive Vice President, General Counsel and Secretary, effective as of December 1, 2024.

(2) The amounts set forth in this column reflect the aggregate grant date fair value of stock awards granted to our NEOs in the applicable fiscal year, as computed in accordance with FASB ASC Topic 718. For 2024, these amounts include (i) the 50% portion of the applicable NEO’s performance-based annual incentive award in respect of 2024 which was granted in the form of time-based restricted stock (see “2024 Annual incentive payout“ for further discussion); and (ii) the annual long-term equity awards granted to the applicable NEO in respect of 2024 (see “Long-Term Incentives“ for further discussion). The portion of the NEOs’ annual incentive award in respect of 2024 that was paid in the form of time-based restricted stock was earned by our NEOs in fiscal year 2024 and paid out in January 2025. With respect to the annual long-term equity awards granted to our NEOs in 2024, for any stock awards that vest based on specified performance criteria, the amounts reflected in this column represent target performance of 100%, which is the Company’s determination of the probable outcome of the applicable performance conditions (which is the highest level of achievement of such awards), as computed in accordance with FASB ASC Topic 718. However, for the PSU awards that were granted to Mr. Billings and Ms. Cameron-Doe in 2024 and which vest based on achievement of certain Absolute TSR performance criteria, the grant date fair value of such awards was computed in accordance with FASB ASC Topic 718 using a Monte Carlo simulation. Assuming the highest level of performance is achieved, the grant date fair values of such Absolute TSR awards would be equal to $3.8 million and $0.8 million for Mr. Billings and Ms. Cameron-Doe, respectively. See our Annual Report on Form 10-K for the year ended December 31, 2024, Item 8, Note 13 -“Stock-Based Compensation” to our Consolidated Financial Statements for assumptions used in computing fair value.

(3) Amounts in this column represent performance-based annual incentive awards earned by our NEOs in the applicable fiscal year and paid in the subsequent fiscal year. As described in the section above titled “2024 Annual incentive payout“, in January 2025, the Compensation Committee exercised its discretion to pay the applicable NEO the actual earned annual incentive award 50% in shares of restricted stock and 50% in cash. For the avoidance of doubt, the amounts in this column represent the 50% cash portion of the applicable NEO’s actual earned annual incentive award. In addition, the amount in this column for Ms. Krum in respect of fiscal year 2024 includes the cash bonus she received during fiscal year 2024 in respect of her prior service as the Company’s General Counsel for Encore Boston Harbor (which totaled $176,008).

(4) The following amounts for 2024 are included in “All Other Compensation” for Mr. Billings:

  (i) insurance premiums and benefits including executive life and medical insurance of $13,520;

  (ii) reimbursement of taxes related to work performed in Massachusetts of $6,351; and

  (iii) matching contributions made under the Company’s 401(k) Plan, which is generally available to our eligible employees, of $10,350.

The following amounts for 2024 are included in “All Other Compensation” for Ms. Cameron-Doe:

  (i) insurance premiums and benefits including executive life and medical insurance of $8,644;

  (ii) reimbursement of taxes related to work performed in Massachusetts of $1,942; and

  (iii) matching contributions made under the Company’s 401(k) Plan, which is generally available to our eligible employees, of $10,350.

The following amounts for 2024 are included in “All Other Compensation” for Ms. Krum:

  (i) insurance premiums and benefits including executive life and medical insurance of $1,222;

  (ii) reimbursement related to Ms. Krum’s relocation from Massachusetts to Las Vegas of $141,543; and

  (iii) matching contributions made under the Company’s 401(k) Plan, which is generally available to our eligible employees, of $10,350.

The following amounts for 2024 are included in “All Other Compensation” for Ms. Whittemore:

  (i) insurance premiums and benefits including executive life and medical insurance of $16,154;

  (ii) reimbursement of taxes related to work performed in Massachusetts of $665; and

  (iii) matching contributions made under the Company’s 401(k) Plan, which is generally available to our eligible employees, of $10,350.

(5) Ms. Krum is an NEO for the first time in fiscal year 2024. Effective as of December 1, 2024, the Board appointed Ms. Krum as the Executive Vice President, General Counsel and Secretary of the Company. Ms. Krum was previously serving as the Company’s Senior Vice President and General Counsel at Encore Boston Harbor.

Discussion of 2024 Summary Compensation Table

We are party to employment contracts with each of our NEOs, which generally provide for, among other things, an initial base salary, eligibility to receive an annual incentive award, eligibility to receive an annual equity award, participation in Company benefit plans, vacation and expense reimbursement programs. In addition, each of the NEOs’ employment contracts provide for specified severance payments and benefits upon certain terminations of employment, including termination following a change in control, as discussed in the section below titled “Potential payments upon termination, retirement or change in control.” In connection with Ms. Krum’s promotion to the Company’s Executive Vice President, General Counsel and Secretary, the Company entered into an employment contract with Ms. Krum on September 15, 2024, effective as of December 1, 2024.

The key terms of the NEOs’ employment contracts, as in effect on December 31, 2024 were as follows:

NAMED EXECUTIVE OFFICER	CONTRACT EXPIRATION DATE	BASE SALARY	TARGET BONUS OPPORTUNITY (% OF BASE SALARY)	ANNUAL EQUITY AWARD OPPORTUNITY (% OF BASE SALARY)
Craig S. Billings	June 1, 2027	$2,000,000	250%	410%
Julie M. Cameron-Doe	June 1, 2026	$950,000	200%	175%
Jacqui Krum	September 15, 2027	$825,000	200%	135%
Ellen F. Whittemore	January 31, 2025	$900,000	200%	175%

2024 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended 2024 with respect to our NEOs.

NAMED EXECUTIVE OFFICER	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS ($) (1)			ESTIMATED NUMBER OF SHARES FOR FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (#)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	GRANT DATE FAIR VALUE OF STOCK AWARDS ($) (2)
		THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Craig S. Billings	N/A	4,000,000	5,000,000	6,000,000	-	-	-	-	-
	01/09/2024	-	-	-	-	-	-	38,737(3)	3,690,087
	01/09/2024	-	-	-	-	25,825(4)	-	-	2,460,090
	01/09/2024	-	-	-	12,913(5)	20,916(5)	34,434(5)	-	2,375,918
Julie M. Cameron-Doe	N/A	1,520,000	1,900,000	2,280,000	-	-	-	-	-
	01/09/2024	-	-	-	-	-	-	7,854(3)	748,172
	01/09/2024	-	-	-	-	5,236(4)	-	-	498,781
	01/09/2024	-	-	-	2,618(5)	4,364(5)	6,982(5)	-	481,786
Jacqui Krum	N/A	660,000	825,000	990,000	-	-	-	-	-
	01/09/2024	-	-	-	-	-	-	1,848	176,040
	11/16/2024	-	-	-	-	-	-	15,932(6)	1,359,318
Ellen F. Whittemore	N/A	1,440,000	1,800,000	2,160,000	-	-	-	-	-
	01/09/2024	-	-	-	-	-	-	7,441(3)	708,830
	01/09/2024	-	-	-	-	9,094(4)	-	-	866,294

(1) The potential 2024 performance-based annual incentive awards that could have been earned by our NEOs for fiscal year 2024 were subject to (a) the limitations set forth in the Omnibus Plan, including the cash and stock grant limits and continued employment through the end of the performance period; (b) the Compensation Committee’s ability to reduce awards in its discretion; and (c) the Compensation Committee’s discretion to pay a portion of the awards in shares of Common Stock. Actual awards were based upon achievement of the following 2024 performance criteria: (i) achievement of a 2024 North America Adjusted Property EBITDAR goal; (ii) achievement of a 2024 Macau Operations Adjusted Property EBITDAR goal; (iii) achievement of Wynn Las Vegas GGR market share goal; (iv) achievement of Macau Operations GGR market share goal; (v) achievement of Forbes Five-Star at Wynn Las Vegas; and (vi) advancement of Design & Development of Wynn Al Marjan Island. Please refer to “Compensation Discussion and Analysis-How We Designed Incentives for 2024” for a description of each of the goals and achievement of performance against those goals. As described in the section above titled “2024 Annual incentive payout“, in January 2025, the Compensation Committee exercised its discretion to pay the applicable NEO the actual earned annual incentive award 50% in shares of restricted stock and 50% in cash. Further, Ms. Krum’s 2024 annual incentive award payout was prorated by 50% based on her partial year of service as the Company’s Executive Vice President, General Counsel and Secretary.

(2) The amounts set forth in this column reflect the aggregate grant date fair value of stock awards granted to our NEOs, as computed in accordance with FASB ASC Topic 718. See our Annual Report on Form 10-K for the year ended December 31, 2024, Item 8, Note 13 -“Stock-Based Compensation” to our Consolidated Financial Statements for assumptions used in computing fair value.

(3) Restricted stock award vests ratably on January 9, 2025, 2026 and 2027, subject to continued employment through each such vesting date.

(4) Restricted stock award vests ratably on February 28, 2025, 2026 and 2027, subject to the achievement of pre-established Las Vegas property-level revenue and Adjusted Property EBITDAR performance goals over a one-, two-, and three-year period, respectively, and in the case of Mr. Billings and Ms. Cameron-Doe, subject to continued

employment, and in the case of Ms. Whittemore, subject to performing service during any performance period and will continue to vest on the original vesting date if performance criteria are met even if Ms. Whittemore is no longer employed by the Company under certain conditions.

(5) Refer to the “2024 Summary Compensation Table” for further information. PSU awards scheduled to vest on January 1, 2026 are subject to the level of performance achievement.

(6) Ms. Krum received a one-time grant of time-based restricted stock upon her promotion to the Executive Vice President, General Counsel and Secretary of the Company, which vests ratably on September 15 of each of the three successive years from the date of grant, subject to continued employment through each such vesting date.

Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS				STOCK AWARDS

NAMED EXECUTIVE OFFICER	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED		EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED

	EXERCISABLE	UNEXERCISABLE			NUMBER (#)	VALUE ($)(18)	NUMBER (#)	VALUE ($)(18)

	-	-	-	-	17,483(2)	1,506,335	-	-

	-	-	-	-	-	-	8,742(3)	753,211

	-	-	-	-	25,099(4)	2,162,530	-	-

	-	-	-	-	-	-	16,732(5)	1,441,629

Craig S. Billings	-	-	-	-	-	-	20,916(6)	1,802,123

	-	-	-	-	38,737(7)	3,337,580	-	-

	-	-	-	-	-	-	25,825(8)	2,225,082

	-	-	-	-	-	-	21,521(9)	1,854,219

	3,650(1)	-	78.62	12/11/2030	-	-	-	-

	-	-	-	-	3,497(2)	301,302	-	-

	-	-	-	-	-	-	1,749(3)	150,694

	-	-	-	-	11,345(10)	977,485	-	-

	-	-	-	-	4,792(4)	412,879	-	-

Julie M. Cameron-Doe	-	-	-	-	-	-	3,194(5)	275,195

	-	-	-	-	-	-	3,994(6)	344,123

	-	-	-	-	7,854(7)	676,701	-	-

	-	-	-	-	-	-	5,236(8)	451,134

	-	-	-	-	-	-	4,364(9)	376,002

	OPTION AWARDS				STOCK AWARDS

NAMED EXECUTIVE OFFICER	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED		EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED

	EXERCISABLE	UNEXERCISABLE			NUMBER (#)	VALUE ($)(18)	NUMBER (#)	VALUE ($)(18)

	-	-	-	-	972(2)	83,748	-	-

Jacqui Krum	-	-	-	-	1,691(4)	145,697	-	-
	-	-	-	-	1,848(7)	159,224	-	-

	-	-	-	-	15,932(11)	1,372,701	-	-

	-	-	-	-	4,080(12)	351,533	-	-

	-	-	-	-	-	-	2,040(13)	175,766

Ellen F. Whittemore	-	-	-	-	5,037(14)	433,988	-	-
	-	-	-	-	-	-	6,156(15)	530,401
	-	-	-	-	7,441(16)	641,117	-	-

	-	-	-	-	-	-	9,094(17)	783,539

	3,650(1)	-	78.62	12/11/2030	-	-	-	-

(1) Options to purchase shares of Wynn Interactive Ltd., a subsidiary of the Company, all of which were fully vested and exercisable as of December 31, 2024.

(2) Time-based restricted stock scheduled to vest on January 12, 2025, subject to continued service through such vesting date.

(3) Performance-based restricted stock scheduled to vest on February 28, 2025, subject to continued service and the achievement of property-level performance goals.

(4) Time-based restricted stock scheduled to vest ratably on January 12, 2025 and 2026, subject to continued service through each such vesting date.

(5) Performance-based restricted stock scheduled to vest ratably on February 28, 2025 and 2026, subject to continued service and the achievement of property-level performance goals.

(6) PSUs scheduled to vest on January 1, 2026, subject to continued service and the achievement of the applicable absolute TSR performance goal. Such PSUs are reported in this table based on target performance.

(7) Time-based restricted stock scheduled to vest ratably on January 9, 2025, 2026, and 2027, subject to continued service through each such vesting date.

(8) Performance-based restricted stock scheduled to vest ratably on February 28, 2025, 2026, and 2027, subject to continued service and the achievement of property-level performance goals.

(9) PSUs scheduled to vest on January 1, 2027, subject to continued service and the achievement of the applicable absolute TSR performance goal. Such PSUs are reported in this table based on target performance.

(10) Time-based restricted stock scheduled to vest on April 18, 2025, subject to continued service through such vesting date.

(11) Time-based restricted stock scheduled to vest ratably on September 15, 2025, 2026, and 2027, subject to continued service through each such vesting date.

(12) Time-based restricted stock scheduled to vest on January 12, 2025, subject to continued service through such vesting date (or pursuant to the Retirement Plan under certain circumstances).

(13) Performance-based restricted stock scheduled to vest on February 28, 2025, subject to continued service and the achievement of property-level performance goals (or pursuant to the Retirement Plan under certain circumstances).

(14) Time-based restricted stock scheduled to vest ratably on January 12, 2025 and 2026, subject to continued service through each such vesting date (or pursuant to the Retirement Plan under certain circumstances).

(15) Performance-based restricted stock scheduled to vest ratably on February 28, 2025 and 2026, subject to continued service through each such vesting date and the achievement of property-level performance goals (or pursuant to the Retirement Plan under certain circumstances).

(16) Time-based restricted stock scheduled to vest ratably on January 9, 2025, 2026, and 2027 subject to continued service through each such vesting date (or pursuant to the Retirement Plan under certain circumstances).

(17) Performance-based restricted stock scheduled to vest ratably on February 28, 2025, 2026, and 2027, subject to continued service through each such vesting date and the achievement of property-level performance goals (or pursuant to the Retirement Plan under certain circumstances).

(18) Amounts in this column are based upon the closing price of the Company’s stock at December 31, 2024, which was $86.16.

Option Exercises and Stock Vested in 2024

The following table sets forth certain information with respect to the vesting of stock awards and/or the exercise of stock options during fiscal year 2024 with respect to our NEOs.

	OPTION AWARDS(1)		STOCK AWARDS(1)

NAMED EXECUTIVE OFFICER	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)

Craig S. Billings	10,902	535,833	71,503	6,743,399

Julie M. Cameron-Doe	6,383	296,300	20,582	1,988,815

Jacqui Krum	-	-	2,310	217,290

Ellen F. Whittemore	-	-	15,037	1,477,984

(1) The amounts reported in this table are based on the closing price of the Company’s Common Stock on the date the stock award vested or the stock option was exercised (less the applicable exercise price per stock option), as applicable. Upon vesting of the stock award, the applicable NEO also was paid an amount equal to the dividends that had accrued on the shares prior to their vesting.

Potential Payments Upon Termination, Retirement or Change in Control

PAYMENTS MADE UPON TERMINATION DUE TO DEATH, COMPLETE DISABILITY OR LICENSE REVOCATION. The Company’s employment contracts with its current NEOs provide that such contracts terminate automatically upon death or complete disability of the NEO, as well as upon failure of the NEO to obtain or maintain any required gaming licenses. Upon such termination, such NEO is entitled to a lump sum payment of accrued and unpaid base salary and vacation pay through the termination date. Pursuant to the terms of the NEO’s applicable restricted stock grant agreements, all of the unvested restricted stock held by such NEOs would vest upon termination as a result of such NEO’s death or complete disability.

PAYMENTS MADE UPON RETIREMENT. Under the terms of the Retirement Plan, upon an NEO’s retirement, (i) all outstanding equity incentive awards held by the NEO on the date of retirement will remain outstanding and will continue to vest in accordance with the terms of the applicable award agreement as if the NEO were still employed by the Company (provided, that, the NEO may elect to deliver written notice to the Company expressly disavowing the continued vesting benefits, and the vesting period will expire as of the date of delivery of such notice, and all of the NEO’s outstanding equity incentive awards that remain unvested as of such date will be immediately forfeited for no consideration); (ii) the Company will pay the NEO a total amount equal to a pro-rata portion of the annual incentive award the NEO earned during the fiscal year preceding the year in which the date of retirement occurs; and (iii) during the first eighteen months following the NEO’s retirement, assuming that the NEO has timely enrolled under COBRA, the Company will pay the full COBRA monthly premiums for the NEO and their spouse and dependents, and the Company will reimburse the NEO for any medical expenses incurred by the NEO or the NEO’s dependents that are not covered by COBRA but would have been subject to reimbursement under the Company’s senior executive health program. If the NEO has remained covered under the Company’s group health coverage through the end of such initial eighteen month COBRA period, then for the remainder of the applicable restricted period (if any), the Company will reimburse the NEO on a monthly basis for the cost incurred by the NEO for securing health benefits coverage of equal or lesser coverage to that offered under the Company’s senior executive health program. The health benefits and/or reimbursement in lieu thereof will cease upon the earlier of the expiration of the applicable restricted period, the failure by the NEO to timely elect COBRA with respect to the initial eighteen month COBRA period, the NEO enrolling under Medicare after the date of retirement or if the NEO becomes employed by another employer and becomes eligible to enroll under that employer’s group health coverage. The Board recently approved an amendment to the Retirement Plan in February 2025 to decrease the total age and service requirement from sixty-five to sixty and increase the minimum service requirement for participation in the Retirement Plan from five to seven years.

The foregoing retirement benefits are conditioned upon the NEO remaining an employee in good standing through the three-month notice period prior to their retirement date, executing and not revoking a release of claims, acknowledging that the transition of duties and responsibilities during the transition period will not constitute “good reason”, and complying with the non-disparagement covenant in the Retirement Plan and any other restrictive covenants to which the NEO is subject.

In addition, the Company will enter into a post-employment consulting agreement with the NEO for no additional compensation (except the foregoing retirement benefits), to assist in facilitating the successful transition of responsibilities, for a period of no more than 18 months, unless the Company no longer requires such services.

PAYMENTS MADE UPON TERMINATION WITHOUT CAUSE AT EMPLOYER’S ELECTION OR AT EMPLOYEE’S ELECTION UPON COMPANY MATERIAL BREACH DURING THE TERM. The Company’s employment contracts with its current NEOs provide that such contracts are terminable by the Company without “cause” upon notice to the NEO, so long as the Separation Payment (as defined below), is paid to the NEO as provided in such contracts (as further discussed below), or by the NEO upon written notice to the Company of the Company’s uncured material breach of the contract. “Cause” is generally defined in the employment contract to include (i) inability or failure to secure and/or maintain any licenses or permits required by government agencies with jurisdiction over the business of the Company or its affiliates; (ii) willful destruction of property of the Company or an affiliate having a material value to the Company or such affiliate; (iii) fraud, embezzlement, theft, or comparable dishonest activity (excluding acts involving a de minimis dollar value and not related in any manner to the Company, its affiliates or their business); (iv) conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony; (v) material breach of employment agreement; (vi) neglect, refusal, or knowing failure to materially discharge duties (other than due to physical or mental illness) commensurate with title and function, or failure to comply with the lawful directions of the Company or its board; (vii) knowing material misrepresentation to the Company or its Board of Directors; (viii) failure to follow a material policy or procedure of the Company or an affiliate; or (ix) material breach of a statutory or common law duty of loyalty or fiduciary duty to the Company or an affiliate. “Material breach” is generally defined in the employment contract as (i) the Company’s failure to pay the employee’s base salary when due, (ii) the Company’s material reduction in the scope in the employee’s duties and responsibilities such that the employee’s remaining duties and responsibilities are materially inconsistent with duties and responsibilities generally associated with the employee’s position with the Company, or (iii) a material reduction in the employee’s base salary.

Upon a termination of the NEO’s employment by the Company without “cause” or by the employee upon the Company’s material breach, the “Separation Payment” for each of our current NEOs equals a lump sum payment equal to the sum of (a) the NEO’s base salary for the remainder of the term of the employment contract, but not less than 12 months (except for Mr. Billings, which is not less than 18 months); plus (b) any bonus amount projected for all bonus periods through the end of the term of the employment contract (based upon the last bonus paid pursuant to the employment contract), but not less than the preceding bonus that was paid; plus (c) any accrued but unpaid vacation pay.

If any of our NEOs are terminated by the Company without cause or resign following the Company’s material breach of his or her employment contract, then as a condition to receiving the Separation Payment, the NEO must execute a written release-severance agreement that (1) releases the Company, its affiliates, and their officers, directors, agents and employees, from any claims or causes of action, and (2) provides that the terminated NEO may not disclose either the terms of the release-severance agreement or the compensation that is paid.

In addition to the Separation Payment, upon a termination of the NEO’s employment by the Company without “cause” or by the employee upon the Company’s material breach, the NEOs are also entitled to health benefits coverage under the same plan or arrangement as such NEO was covered immediately prior to termination. Mr. Billings is entitled to health benefits for the remainder of the term of his employment contract, but not less than 18 months and for a period of twelve months thereafter. Ms. Cameron-Doe and Ms. Krum are entitled to health benefits for the remainder of the original term of their employment contract but not less than 12 months and for a period of twelve months thereafter.

Pursuant to the terms of the NEO’s applicable restricted stock grant agreements, upon a termination of the NEO’s employment by the Company without cause or by the NEO upon the Company’s material breach, all of the unvested restricted stock held by such NEO would immediately vest pro rata based on the number of months served since the grant date.

PAYMENTS MADE UPON TERMINATION BY EMPLOYEE FOR GOOD REASON AFTER CHANGE IN CONTROL. The Company’s employment contracts with its current NEOs also provide that such contracts are terminable by the NEO for “good reason” after a “change of control”. A “change of control” is generally defined as (a) any person or group becomes the beneficial owner of more than 50% of the Company’s outstanding securities, (b) the existing directors of the Company (including those elected in the normal course and not including those elected as a result of an actual or threatened election contest) cease to constitute a majority of the Board of the Company, or (c) the consummation of a merger, consolidation or reorganization to which the Company is a party or the sale or disposition of substantially all of the assets of the Company. “Good reason” is generally defined as: (i) reduction of employee’s base salary; (ii) discontinuation of employer’s bonus plan without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amending such bonus plan so as to materially reduce employee’s potential bonus at any given level of economic performance of employer or its successor entity; (iii) material reduction in the aggregate benefits and perquisites to employee; (iv) requirement that such employee change the location of his or her job or office by a distance of more than 25 miles; (v) reduction of responsibilities or required reporting to a person of lower rank or responsibilities; or (vi) a successor’s failure to expressly assume in writing the employment contract.

Upon a termination by the NEO for good reason after a “change of control”, the NEO will receive the Separation Payment, subject to the terms and conditions described above.

Pursuant to the terms of the NEO’s restricted stock grant agreements, upon termination for “good reason” following a “change of control,” all of the unvested restricted stock held by such NEOs would immediately vest.

MS. WHITTEMORE RETIREMENT

On September 26, 2024, Ms. Whittemore notified the Company of her retirement, which was effective as of January 31, 2025. On January 7, 2025, prior to Ms. Whittemore’s retirement date, the Compensation Committee granted Ms. Whittemore her 2025 long term incentive award in accordance with her employment contract, which consisted of 19,104 shares of restricted stock totaling $1.58 million, of which 45% of the award time vest ratably over three years and the remaining 55% of the award vests based on achievement of pre-established financial performance goals for the trailing one-, two-, and three-year periods ended December 31, 2025, 2026 and 2027, respectively, and if met, one-third of the shares will vest on each of February 28, 2026, 2027 and 2028.

In connection with her retirement from the Company on such date, Ms. Whittemore received the following payments and benefits pursuant to the Retirement Plan:

•

All of Ms. Whittemore’s outstanding equity awards held as of the date of such retirement (i.e., 43,873 shares of restricted stock as of January 31, 2025) will remain outstanding and continue to vest in accordance with the terms of the applicable award agreement as if she were still employed by the Company (with an estimated acceleration value of such equity awards equal to an aggregate of $3,810,370, plus accrued dividends of $32,805); and

•	Continued health benefits through February 28, 2028 (the end of the Restricted Period as defined in the Retirement Plan) (valued at approximately $53,675).

Such payments and benefits are conditioned upon Ms. Whittemore executing and not revoking a release of claims and her continued compliance with the restrictive covenants that she is bound in respect of the Company and its affiliates. In addition, pursuant to the terms of the Retirement Plan, the Company entered into a post-employment consulting agreement with Ms. Whittemore, for no additional consideration (except for the foregoing retirement payments and benefits), to assist in facilitating the successful transition of her responsibilities, for a period of no more than 18 months, unless the Company no longer requires such services.

PAYMENTS MADE UPON TERMINATION. The tables below provide information regarding potential payments to our NEOs as of December 31, 2024, in connection with certain termination or change of control events, based on the NEO’s compensation as of such date and, if applicable, the Company’s closing stock price on that date. Ms. Whittemore is not included in the tables below, as the payments and benefits she received in connection with her retirement from the Company, effective as of January 31, 2025, are set forth in the section titled “Ms. Whittemore Retirement.”

These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including benefits generally available to all salaried employees, such as distributions under the Company’s 401(k) plan. In addition, in connection with any actual termination of employment, the Compensation Committee may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Compensation Committee determines appropriate. The actual amounts that would be paid upon an NEO’s termination of employment can only be determined at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

On January 7, 2025, the Compensation Committee granted Ms. Whittemore’s 2025 long-term incentive award in accordance with her employment contract. Ms. Whittemore received a grant totaling $1.58 million, of which 45% of the award vests ratably over three years and 55% of the award vests ratably over three years if certain fair share performance conditions are met.

CRAIG S. BILLINGS

	TERMINATION UPON DEATH OR COMPLETE DISABILITY	TERMINATION WITHOUT CAUSE OR UPON MATERIAL BREACH	TERMINATION BY EMPLOYEE FOR GOOD REASON AFTER CHANGE IN CONTROL	RETIREMENT PURSUANT TO RETIREMENT PLAN (4)

Base Salary	Amounts earned and unpaid through the date of termination	$4,832,877	$4,832,877	-

Bonus	-	$10,750,000	$10,750,000	-

Outstanding Equity Awards (1)(2)	$15,266,399	$7,167,940	$15,266,399	-

Company-Paid Life Insurance	$2,000,000	-	-	-

Benefits (3)	-	$56,644	$56,644	-

(1) Upon a termination due to death, complete disability, or by Mr. Billings for good reason after a change in control, 132,618 shares of restricted stock would immediately vest in full and 42,437 PSUs would immediately vest in full and be exchanged for one share of Common Stock per PSU. Using the Company’s closing stock price on December 31, 2024, the acceleration value of such equity awards would be equal to an aggregate of $15,082,739, plus accrued dividends of $183,660 with respect to the restricted stock.

(2) Upon a termination by the Company without cause, or by Mr. Billings upon the Company’s material breach, 61,603 shares of restricted stock would immediately vest, and 20,509 PSUs would immediately vest and be exchanged for one share of Common Stock per PSU, in each case on a prorated basis based on the number of months since the grant date. Using the Company’s closing stock price on December 31, 2024, the acceleration value of such equity awards would be equal to an aggregate of $7,074,770, plus accrued dividends of $93,170 with respect to the restricted stock.

(3) These amounts represent continued health benefits for remainder of the term of Mr. Billings’ employment contract, but not less than 18 months and for a period of twelve months thereafter.

(4) As of December 31, 2024, Mr. Billings was not eligible to retire under the Retirement Plan. To note, Mr. Billings would be eligible to retire under the Retirement Plan following February 2025.

JULIE M. CAMERON-DOE

	TERMINATION UPON DEATH OR COMPLETE DISABILITY	TERMINATION WITHOUT CAUSE OR UPON MATERIAL BREACH	TERMINATION BY EMPLOYEE FOR GOOD REASON AFTER CHANGE IN CONTROL	RETIREMENT PURSUANT TO RETIREMENT PLAN (4)

Base Salary	Amounts earned and unpaid through the date of termination	$1,345,616	$1,345,616	-

Bonus	-	$2,042,500	$2,042,500	-

Outstanding Equity Awards (1)(2)	$4,021,614	$2,102,691	$4,021,614	-

Company-Paid Life Insurance	$950,000	-	-	-

Benefits (3)	-	$39,053	$39,053	-

(1) Upon a termination due to death, complete disability, or by Ms. Cameron-Doe for good reason after a change in control 37,667 shares of restricted stock would immediately vest in full and 8,358 PSUs would immediately vest in full and be exchanged for one share of Common Stock per PSU. Using the closing stock price on December 31, 2024, the acceleration value of such equity awards would be equal to an aggregate of $3,965,514, plus accrued dividends of $56,100 with respect to the restricted stock.

(2) Upon a termination by the Company without cause, or by Ms. Cameron-Doe upon the Company’s material breach, 20,035 shares of restricted stock would immediately vest, and 3,997 PSUs would immediately vest and be exchanged for one share of Common Stock per PSU, in each case on a prorated basis based on the number of months since the grant date. Using the closing stock price on December 31, 2024, the acceleration value of such equity awards would be equal to an aggregate of $2,070,597, plus accrued dividends of $32,094 with respect to the restricted stock.

(3) These amounts represent continued health benefits for the 12-month period subsequent to the later of the remainder of the term of Ms. Cameron-Doe’s employment contract, or the cessation of the severance pay period.

(4) As of December 31, 2024, Ms. Cameron-Doe was not eligible to retire under the Retirement Plan.

JACQUI KRUM

	TERMINATION UPON DEATH OR COMPLETE DISABILITY	TERMINATION WITHOUT CAUSE OR UPON MATERIAL BREACH	TERMINATION BY EMPLOYEE FOR GOOD REASON AFTER CHANGE IN CONTROL	RETIREMENT PURSUANT TO RETIREMENT PLAN (4)

Base Salary	Amounts earned and unpaid through the date of termination	$2,233,151	$2,233,151	-

Bonus	-	$1,773,752	$1,773,752	-

Outstanding Equity Awards (1)(2)	$1,771,860	$236,230	$1,771,860	-

Company-Paid Life Insurance	$825,000	-	-	-

Benefits (3)	-	$62,625	$62,625	-

(1) Upon a termination due to death, complete disability, or by Ms. Krum for good reason after a change in control 20,443 shares of restricted stock would immediately vest in full. Using the closing stock price on December 31, 2024, the acceleration value of such equity awards would be equal to an aggregate of $1,761,369, plus accrued dividends of $10,491 with respect to the restricted stock.

(2) Upon a termination by the Company without cause, or by Ms. Krum upon the Company’s material breach, 2,700 shares of restricted stock would immediately vest on a prorated basis based on the number of months since the grant date. Using the closing stock price on December 31, 2024, the acceleration value of such equity awards would be equal to an aggregate of $232,632, plus accrued dividends of $3,598 with respect to the restricted stock.

(3) These amounts represent continued health benefits for the 12-month period subsequent to the later of the remainder of the term of her employment contract, or the cessation of the severance pay period.

(4) As of December 31, 2024, Ms. Krum was not eligible to retire under the Retirement Plan.

Certain Relationships and Transactions

Pursuant to written Company policy, the Audit Committee reviews for approval or ratification all transactions with any related person, which SEC rules define to include directors, director nominees, executive officers, beneficial owners of in excess of 5% of the outstanding shares of the Common Stock, and their respective immediate family members. The policy classifies as pre-approved: (a) employment of executive officers and director compensation if the compensation is required to be reported under Item 402 of Regulation S-K; (b) transactions with another company or charitable contributions if the related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s or donee’s shares if the aggregate amount does not exceed the greater of $200,000 or 5% of that company’s or donee’s total annual revenues; (c) transactions where the related person’s interest arises solely from the ownership of the Company’s stock and all shareholders benefit on a pro rata basis; (d) transactions involving competitive bids; (e) regulated transactions involving services as a common carrier or public utility at rates fixed in conformity with law or governmental authority; and (f) transactions with related parties involving a bank as depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services. The Audit Committee receives notice of the occurrence of all pre-approved transactions. All other transactions with related persons are subject to approval or ratification by the Audit Committee. In determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The following are the material transactions or agreements that occurred or were in effect at any time after January 1, 2024, between the Company and related persons. The Audit Committee has approved or ratified all of these transactions that occurred after the date of the adoption of the policy.

COOPERATION AGREEMENT. On August 3, 2018, the Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with Elaine P. Wynn (“Ms. Wynn”) regarding the composition of the Board and certain other matters, including, among other things, the appointment of Mr. Satre to the Board, standstill restrictions, releases, non-disparagement, reimbursement of expenses, and the grant of certain complimentary privileges. The term of the Cooperation Agreement expires on the date that Phil Satre no longer serves as Chair of the Board, unless earlier terminated pursuant to the circumstances described in the Cooperation Agreement.

REIMBURSABLE COSTS. The Company periodically provides services to certain executive officers, directors, or former directors of the Company, including the personal use of employees, construction work and other personal services, for which the officers, directors, or former directors reimburse the Company. The Company requires prepayment for any such services, which amounts are replenished on an ongoing basis as needed. As of December 31, 2024, these net deposit balances with the Company were immaterial, as were the services provided.

AIRCRAFT ARRANGEMENTS. NEOs, among other executives, may periodically use the Company’s aircraft for business or personal travel. Should an executive use the Company’s aircraft for personal reasons, they are required to enter into a time-sharing arrangement with the Company, whereby the executive reimburses the Company for the direct, incremental cost associated with the flight. Additionally, the

Company is required to include as taxable compensation of an executive, the direct costs that the Company incurs in operating the aircraft where personal passengers accompany the executive on business flights, up to an amount determined by using the Internal Revenue Service Standard Industry Fare Level (SIFL) tables. During 2024, $4,272 was included in Mr. Billings’ taxable compensation for business flights with personal accompaniment, and Mr. Billings reimbursed the Company $16,800 through his deposit account described above for personal use of the aircraft. During 2024, $339 was included in Ms. Whittemore’s taxable compensation for business flights with personal accompaniment. The Company does not provide tax gross ups related to the value of aircraft usage that is imputed into compensation. Ms. Cameron-Doe and Ms. Krum did not use the Company’s aircraft for personal travel during 2024.

OTHER. In addition to the above, the Company (or its subsidiaries) employs Maryann Pascal, the sister-in-law of Ms. Wynn (who is a beneficial owner of in excess of 5% of the outstanding shares of the Common Stock), as Vice President – Player Development at Wynn Las Vegas. The Audit Committee of the Company approved the employment arrangement and determined that compensation was at (or below) levels paid to non-family members. Total compensation paid to Ms. Pascal for 2024 included the following amounts calculated in the same manner as the Summary Compensation Table values presented for NEOs: salary of $325,000, stock awards of $40,676, bonus of $179,636, and other compensation of $4,162.

Pay Ratio Disclosure

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The pay ratio reported below is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described below. For these purposes, we determined the median compensated employee using taxable income for 2024, which we annualized for any employee who did not work for the entire year unless designated as a temporary employee. We determined that, as of December 31, 2024, our employee population consisted of approximately 28,000 employees, with approximately 41% working in Macau as an employee of Wynn Macau, Limited or one of its subsidiaries. In identifying the median employee, we made a cost-of-living adjustment using the International Monetary Fund’s implied purchasing power conversion rate of 4.78 with respect to employees located in Macau. Using this methodology, we determined that the median employee in 2024 was a full-time, salaried employee located in Macau. The 2024 annual total compensation of our median compensated employee, other than our CEO, was $57,631; the 2024 annual total compensation of our CEO, Mr. Billings, was $15,931,316; and the ratio of these amounts was 1-to-276.

To identify the median employee without a cost-of-living adjustment, we converted the compensation paid in Macau currency to U.S. dollars by applying a Macau patacas to U.S. dollars exchange rate using the noon buying rate of exchange of Macau patacas to U.S. dollars of 8.00 on December 31, 2024. The 2024 annual total compensation of our median compensated employee, other than our CEO serving as of December 31, 2024, without the cost-of-living adjustment was $47,748; and the ratio of this amount to Mr. Billings’ 2024 annual total compensation was 1-to-334.

We believe the employee population for gaming and hospitality industries includes a large percentage of “steady extra workers.” These are permanent workers who are paid hourly and obtain hours based on business volumes (e.g., coverage during peak times such as when large conventions are in town) and personal needs of the employee. As of December 31, 2024, approximately 18% of our employee population of approximately 28,000 consisted of steady extra workers, most of whom are eligible for medical and other benefits. Based on SEC’s rules, these permanent workers are included in the employee population used in calculating the median employee compensation and may impact comparability of our median employee compensation amount with that in other industries.

Our talented and dedicated employees play an integral role in our overall success and we place great emphasis on creating an environment for our employees to excel and advance. We are committed to the development, health and well-being of our workforce through various programs, benefits and amenities. Please refer to “Our people and our stewardship” for additional information.

Pay vs. Performance
The following table sets forth SEC required information with respect to the Company’s financial pe rforman
ce and the compensation paid to our Principle Executive Officer(s) (each, a “PEO”) and our non-PEO
NEOs for the fiscal years ended on December 31, 2020, December 31, 2021, December 31, 2022, December 31, 2023, and December 31, 2024.

							VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:

YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR PEO A (1)(2)	SUMMARY COMPENSATION TABLE TOTAL FOR PEO B (3)	COMPENSATION ACTUALLY PAID TO PEO A (1)(2)(5)	COMPENSATION ACTUALLY PAID TO PEO B (3)(5)(7)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOs (4)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOs (4)(5)(8)	TOTAL SHAREHOLDER RETURN (6)	PEER GROUP TOTAL SHAREHOLDER RETURN (6)	NET INCOME (LOSS) (9)	ADJUSTED PROPERTY EBITDAR (10)
2024	-	$15,931,316	-	$14,188,727	$4,158,160	$4,094,550	$77.81	$84.53	$501,078,000	$2,364,917,000
2023	-	$16,152,634	-	$17,456,662	$4,621,082	$5,238,530	$66.70	$75.96	$729,994,000	$2,114,943,000
2022	$7,830,157	$12,229,087	$(698,593)	$6,644,349	$5,265,417	$5,161,405	$59.91	$58.28	$(423,856,000)	$725,387,000
2021	$12,928,747	-	$7,935,501	-	$6,936,390	$7,397,174	$61.77	$78.17	$(755,786,000)	$569,441,000
2020	$24,571,980	-	$7,387,812	-	$5,210,698	$4,256,704	$81.96	$89.66	$(2,067,245,000)	$(324,305,000)
(1) Effective February 1, 2022, Mr. Billings (“PEO B”) succeeded Mr. Maddox (“PEO A”) as the Company’s Chief Executive Officer and the Principal Executive Officer. For the year 2022, the amounts set forth in these columns reflect Mr. Maddox’s compensation for the period between January 1, 2022 and January 31, 2022, including severance. Mr. Maddox was the PEO of the Company for fiscal years 2021 and 2020. Mr. Billings was the Company’s Chief Executive Officer and the PEO for 2023 and February 1, 2022 through December 31, 2022 for 2022.
(2) For the year 2022, compensation information for Mr. Maddox includes consideration of the terms set forth in the Maddox Transition Agreement, including forfeitures.
(3) The amounts set forth in these columns reflect Mr. Billings’ total compensation. For fiscal year 2022, such amounts include compensation Mr. Billings received as the Company’s Chief Financial Officer for the period between January 1, 2022 and January 31, 2022.
(4) Effective February 1, 2022, Mr. Billings was named the PEO and was excluded from the list of
Non-PEO
NEOs. Mr. Billings’ compensation is included in PEO columns. Effective April 18, 2022,
Ms. Cameron-Doe
was appointed as the Company’s Chief Financial Officer and was named a NEO. Effective December 1, 2024, Ms Krum was appointed as the Company’s Executive Vice President, General Counsel and Secretary and was named a NEO. For 2024, the Company’s non-PEO
NEOs were
Ms. Cameron-Doe,
Ms. Krum, and Ms. Whittemore. For 2023 and 2022, the Company’s
non-PEO
NEOs were
Ms. Cameron-Doe,
who joined the Company on April 18, 2022, and Ms. Whittemore. For 2021 and 2020, the Company’s
non-PEO
NEOs were Mr. Billings and Ms. Whittemore.
(5) In calculating the ‘compensation actually paid’ amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant other than the stock price of a subsidiary used in the valuation of subsidiary stock options. NEOs do not receive pension benefits.
(6) The Company TSR and the TSR of the Dow Jones Gambling Index (Ticker: DJUSCA), the Company’s peer group, reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100, including the reinvestment of dividends, on the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation
S-K.
(7) The “Compensation Actually Paid” to PEO B reflects the following adjustments made to the “Total Compensation” amounts reported in the Summary Compensation Table for the 2024 fiscal year, computed in accordance with Item 402(v) of Regulation
S-K:
$(1,742,589) represents a change in fair value of equity awards at either the vesting date or December 31, 2024 in the case of unvested restricted stock awards and unexercised stock options. Of this amount, stock awards granted during 2024 with an aggregate grant date fair value of $11,213,595 were remeasured at $9,864,237, for a change of $(1,349,358), as of December 31, 2024, $(891,151) was granted prior to 2024 and is outstanding at December 31, 2024, and $497,920 was granted prior to 2024 and vested in 2024.
(8) The average “Compensation Actually Paid” to the
non-PEOs
reflects the following adjustments made to the “Total Compensation” amounts reported in the Summary Compensation Table for the 2024 fiscal year, computed in accordance with Item 402(v) of Regulation
S-K:
$(63,609) represents a change in the fair value of equity awards at either the vesting date or December 31, 2024 in the case of unvested restricted stock awards and unexercised stock options. Of this amount, stock awards granted during 2024 with an average aggregate grant date fair value of $2,423,803 were remeasured at $2,339,970, for a change of $(83,833), as of December 31, 2024, $(108,793) was granted prior to 2024 and is outstanding at December 31, 2024, and $129,016 was granted prior to 2024 and vested in 2024.

(9) The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(10) We have selected Adjusted Property EBITDAR as our most important financial measure (that is not otherwise required to be disclosed in this table) used to link ‘compensation actually paid’ to our NEOs to company performance for fiscal year 2024. See the section entitled “2024 Highlights” for a definition of Adjusted Property EBITDAR.
Relationship Between Executive Compensation and Performance
The following chart outlines the relationship among the Company’s key performance metrics and the aggregate “total compensation actually paid” to all NEOs for each applicable fiscal year.

Pay vs. Performance Tabular List
The table below lists our most important performance measures used to link compensation actually paid for our NEOs to company performance, over the fiscal year ending December 31, 2024. The performance measures included in this table are not ranked by relative importance.

PERFORMANCE MEASURE

(1) Adjusted Property EBITDAR

(2) Market Share of Gross Gaming Revenues

(3) Achievement of Forbes Five-Star awards

Security Ownership

CERTAIN BENEFICIAL OWNERSHIP AND MANAGEMENT

The following table sets forth, as of March 5, 2025, (unless otherwise indicated), certain information regarding the shares of Common Stock beneficially owned by: (i) each director and director nominee; (ii) each shareholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock; (iii) each of the Company’s NEOs; and (iv) all executive officers, directors and director nominees as a group. Each shareholder’s beneficial ownership and corresponding percentage includes exercisable stock options, restricted shares and performance stock units that become exercisable or may be settled within 60 days of March 5, 2025, at the discretion of the shareholder. The percentage ownership is based on 106,167,328 shares of Common Stock outstanding as of March 5, 2025, and treats as outstanding all options held by that shareholder and exercisable within 60 days of March 5, 2025.

	BENEFICIAL OWNERSHIP OF SHARES (1)

NAME AND ADDRESS OF BENEFICIAL OWNER (2)	NUMBER	PERCENTAGE

5% Shareholders:

Tilman J. Fertitta (3)(4) c/o Fertitta Entertainment, Inc. 1510 West Loop South Houston, TX 77027	12,583,500	11.85%

The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	10,862,024	10.23%

Elaine P. Wynn (6) c/o Elaine P. Wynn and Family Foundation 3800 Howard Hughes Parkway Suite 960 Las Vegas, NV 89169	9,539,077	8.98%

Blackrock Inc. (7) 50 Hudson Yards New York, NY 10001	7,623,440	7.18%

Named Executive Officers, Directors and Director Nominees:

Philip G. Satre (8)	55,484	*

Betsy S. Atkins (9)	9,226	*

Richard J. Byrne (10)	18,488	*

Paul Liu (11)	7,296	*

Winifred M. Webb (12)	21,440	*

Patricia Mulroy (13)	15,085	*

Margaret J. Meyers (14)	17,797	*

Anthony Sanfilippo	-	*

	BENEFICIAL OWNERSHIP OF SHARES (1)

NAME AND ADDRESS OF BENEFICIAL OWNER (2)	NUMBER	PERCENTAGE

Darnell O. Strom (15)	13,941	*

Craig S. Billings (16)	360,198	*

Julie M. Cameron-Doe (17)	89,561	*

Ellen F. Whittemore (18)	107,316	*

Jacqui Krum (19)	44,242	*

All current directors, director nominees, and executive officers as a group (12 persons)	652,758	*

*Less than one percent

(1) This table is based upon information supplied by our executive officers, directors, and nominees for director, and contained in Forms 3 and 4 and Schedules 13D and 13G (and amendments thereto) filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Executives and directors have voting power over shares of restricted stock but cannot transfer such shares unless and until they vest.

(2) Unless otherwise indicated, the address of each of the named parties in this table is: c/o Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(3) Tilman J. Fertitta, Fertitta Entertainment, Inc., Hospitality Headquarters, Inc., and Fertitta Entertainment, LLC (collectively, “Fertitta”) reported beneficial ownership of these shares as of February 13, 2025. The shares of Common Stock reported as beneficially owned in the table includes (i) 161,925 shares that are beneficially owned by Mr. Fertitta; (ii) 10,000 shares that are beneficially owned by Fertitta Entertainment, Inc.; (iii) 6,863,324 shares that are beneficially owned by Hospitality Headquarters, Inc.; and (iv) 3,864,751 shares that are beneficially owned by Fertitta Entertainment, LLC. Mr. Fertitta is the sole shareholder of Fertitta Entertainment, Inc., which is the sole shareholder of Hospitality Headquarters, Inc. and the sole indirect owner of Fertitta Entertainment, LLC. As such, Mr. Fertitta may be deemed to share beneficial ownership of the securities beneficially owned by Fertitta Entertainment, Inc., Hospitality Headquarters, Inc. and Fertitta Entertainment, LLC. The information provided is based upon a Form 3 filed on February 24, 2025 by Fertitta. The shares of Common Stock beneficially owned by Fertitta may have changed since the filing of the Form 3.

(4) Includes 1,683,500 unexercised stock options to purchase Wynn Resorts’ Common Stock held indirectly through Hospitality Headquarters, Inc.

(5) The Vanguard Group (“Vanguard”) reported beneficial ownership of these shares as of December 31, 2023. Vanguard has sole dispositive power as to 10,458,738 shares, shared voting power as to 121,033 shares and shared dispositive power as to 403,286 shares. The information provided is based upon a Schedule 13G/A filed on February 13, 2024 by Vanguard. The shares of Common Stock beneficially owned by the Vanguard Group may have changed since the filing of the Schedule 13G/A.

(6) The information provided is based upon a Schedule 13D/A, dated August 6, 2018, filed by Elaine P. Wynn.

(7) Blackrock, Inc. (“Blackrock”) has beneficial ownership of these shares as of December 31, 2023. Blackrock has sole dispositive power as to 7,623,440 shares, and sole voting power as to 7,107,366 shares. The information provided is based upon a Schedule 13G/A filed on January 26, 2024 by Blackrock. The shares of Common Stock beneficially owned by Blackrock may have changed since the filing of the Schedule 13G/A.

(8) Includes (i) 2,696 shares of unvested restricted stock subject to vesting in accordance with Restricted Stock Agreements and (ii) 34,195 shares held indirectly through a family trust.

(9) Includes 2,696 shares of unvested restricted stock subject to vesting in accordance with Restricted Stock Agreements.

(10) Includes 2,696 shares of unvested restricted stock subject to vesting in accordance with Restricted Stock Agreements.

(11) Includes 2,696 shares of unvested restricted stock subject to vesting in accordance with Restricted Stock Agreements and (ii) 1,600 shares held indirectly through a family trust.

(12) Includes 2,696 shares of unvested restricted stock subject to vesting in accordance with Restricted Stock Agreements.

(13) Includes (i) 2,696 shares of unvested restricted stock subject to vesting in accordance with Restricted Stock Agreements, (ii) 6,700 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock, and (iii) 5,689 shares held indirectly through a family trust.

(14) Includes 2,696 shares of unvested restricted stock subject to vesting in accordance with Restricted Stock Agreements.

(15) Includes 2,696 shares of unvested restricted stock subject to vesting in accordance with Restricted Stock Agreements.

(16) Includes (i) 138,549 shares of unvested restricted stock subject to vesting in accordance with Restricted Stock Agreements and (ii) 60,000 shares held indirectly through a family trust.

(17) Includes (i) 39,189 shares of unvested restricted stock subject to vesting in accordance with Restricted Stock Agreements.

(18) Includes (i) 35,724 shares of unvested restricted stock subject to vesting in accordance with Restricted Stock Agreements.

(19) Includes (i) 28,142 shares of unvested restricted stock subject to vesting in accordance with Restricted Stock Agreements.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and any persons who own more than 10% of the Company’s Common Stock to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and any greater than 10% beneficial owners are also required to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company’s review of reports filed with the SEC, or written representations from reporting persons that all reportable transactions were reported, the Company believes that all its executive officers and directors timely filed all reports they were required to file under Section 16(a) of the Exchange Act, except that, due to inadvertent administrative error, one report covering a total of 2,000 shares of Common Stock in a sale transaction to satisfy a tax liability was filed late by Ms. Myers.

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Proposal 1:

ELECTION OF DIRECTORS

At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following individuals for election as Class II directors:

-	Craig Billings

-	Anthony Sanfilippo

-	Winifred M. Webb

If elected at the 2025 Annual Meeting, each nominee will serve a three-year term expiring at the 2028 Annual Meeting and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement. Each director nominee has consented to being named in this Proxy Statement. In the event any nominee for director is unable to serve, or chooses not to serve, the persons designated as proxies will have discretion to cast votes for a substitute nominated by the Board. Alternatively, the Board may let the vacancy stay unfilled until an appropriate candidate is identified, or the Board may choose to reduce the size of the Board. At present, it is not anticipated that any nominee will be unable to serve. If any director nominee is not elected at the Annual Meeting, a majority of the remaining directors may fill the resulting vacancy, or the Board may choose to reduce the size of the Board. Biographical and other information for our director nominees and our continuing directors is provided in the “Director Biographies” section.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Proposal 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has selected Ernst & Young LLP, a registered public accounting firm, as our independent auditors to examine and report to our shareholders on the consolidated financial statements of our Company and its subsidiaries for the fiscal year ending December 31, 2025. Representatives of Ernst & Young LLP are expected to be present at the virtual Annual Meeting and will be given an opportunity to make a statement.

As a matter of good corporate governance, the Audit Committee has determined to seek shareholder ratification of its appointment of Ernst & Young LLP as the Company’s independent auditors, even though this is not required under Nevada law, the Company’s Articles of Incorporation or Bylaws, SEC rules or applicable listing standards. If the shareholders do not ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2025, the Audit Committee will evaluate what would be in the best interests of the Company and its shareholders and consider whether to appoint new independent auditors. Even if the shareholders ratify the selection of Ernst & Young LLP, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR 2025.

AUDIT AND OTHER FEES

The following table presents the aggregate fees billed (or expected to be billed) to the Company for audit and other services provided by Ernst & Young LLP, the Company’s independent auditor, for each of the fiscal years ended December 31, 2024, and December 31, 2023:

	AGGREGATE FEES

CATEGORY	2024	2023

Audit fees	$3,373,826	$5,814,910

Audit-related fees	$45,000	$42,900

Tax fees	$212,300	$47,100

All other fees	—	—

“Audit fees” includes the aggregate fees for professional services rendered for the reviews of our consolidated financial statements for the quarterly periods ended March 31, June 30 and September 30, for the audit of our consolidated financial statements and the consolidated financial statements of certain of our subsidiaries for the years ended December 31, 2024, and 2023, and for the audit of our internal controls over financial reporting as of December 31, 2024, and 2023. “Audit fees” also include fees for services provided in connection with capital market transactions, audit-related accounting consultations and statutory audits of certain subsidiaries of the Company. “Audit-related fees” include the aggregate fees for the audit of the Company’s defined contribution employee benefit plan. “Tax fees” include fees for domestic tax planning and other research.

PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants by pre-approving certain types of services at usual and customary rates. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent registered public accountants will perform. Management reports to the Audit Committee on the actual fees charged by the independent registered public accountants for each category of service.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the original pre-approval authority. In those instances, management submits a request to the Audit Committee describing a specific project at a specific fee or rate and, if deemed appropriate and necessary, the Audit Committee approves the services before we engage the independent registered public accountants.

The Audit Committee pre-approved all fees related to services provided by Ernst & Young LLP in 2024.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of the five members named below. As required by our committee charter, each member of the Audit Committee has been determined by its Board, in its business judgement to be an “independent director,” as defined under the NASDAQ listing rules and the rules of SEC. In addition, the Board has determined that two of the five Audit Committee members (Mr. Byrne and Ms. Webb) are audit committee financial experts, as defined by SEC rules.

DURING 2024, WE HELD EIGHT AUDIT COMMITTEE MEETINGS.

Our purpose and responsibilities are set forth in our committee charter, which is reviewed and updated, as appropriate, to address changes in regulatory requirements, authoritative guidance, evolving oversight practices and investor feedback.

Our role is to oversee, on behalf of the Board, the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, including review of the Company’s guidelines and policies with respect to risk assessment and risk management related to financial reporting and internal controls, major financial risk exposures of the Company and the steps the Company’s management has taken to monitor and control such exposures. The Company’s management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America and for auditing and providing an attestation report on the effectiveness of our internal control over financial reporting.

In fulfilling our oversight duties, periodically throughout the year, we met separately in executive session with Ernst & Young LLP, our independent registered public accountants, as well with each of the Company’s General Counsel, Chief Audit Executive (who heads internal audit), Chief Financial Officer, and Global Chief Compliance Officer. During these meetings, we discussed the quality of the Company’s accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures; reviewed significant audit findings prepared by each of the independent registered public accountants and internal audit department, together with management’s responses; reviewed the overall scope and plans for the audits by the internal audit department and the independent registered public accountants; reviewed critical accounting policies and the significant estimates and judgments management used in preparing the financial statements and their appropriateness for the Company’s business and current circumstances; and reviewed each Company press release concerning Company earnings prior to its release.

The Audit Committee and management have robust policies and procedures in place to monitor and confirm Ernst & Young’s independence from the Company on an on-going basis. These policies and procedures include:

•	Private sessions between the Audit Committee and Ernst & Young throughout the year;

•	Pre-approval by the Audit Committee of audit and non-audit services proposed to be performed by Ernst & Young;

•	Lead engagement partner rotation at least every 5 years; and

•	Concurring audit partner rotation at least every 5 years.

As a result of the partner rotation policy, a new Ernst & Young LLP partner rotated onto our account as lead coordinating partner for our 2024 fiscal year, replacing the lead coordinating partner that had served for the prior five fiscal years.

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2006. In evaluating and selecting the Company’s independent registered public accounting firm, we consider, among other things, the historical and recent performance of our current firm, the firm’s global reach, external data on audit quality and performance, including Public Company Accounting Oversight Board (“PCAOB”) reports, industry experience, audit fee revenues, firm capabilities and audit approach, and the independence and tenure of the accounting firm. As discussed above, we have engaged Ernst & Young LLP to serve as our independent registered public accountants for the year ending December 31, 2025.

In addition to the activities discussed above, prior to the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2024, with the SEC, we reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2024, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards of the PCAOB and the SEC, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. We received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the audit committee concerning independence and have discussed with the independent auditors their firm’s independence. Based on the review and discussions described in this report, we recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC.

AUDIT COMMITTEE

Winifred M. Webb, Chair

Richard J. Byrne

Paul Liu

Patricia Mulroy

Philip G. Satre

Proposal 3:

ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”)) and the related rules of the SEC, and consistent with the frequency selected by shareholders, on an advisory basis, at the 2023 Annual Meeting of Shareholders, the Company presents its shareholders with the opportunity each year to vote to approve, on an advisory and non-binding basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.

This proposal, commonly known as a “Say-on-Pay” proposal, allows our shareholders the opportunity to express their views on our NEOs’ compensation. At our 2023 Annual Meeting of Shareholders, shareholders voted, on an advisory and non-binding basis, that Say-on-Pay proposals be presented to our shareholders every year, and on the basis of that recommendation, the Board determined that future Say-on-Pay proposals would be conducted every year. Accordingly, Say-on-Pay proposals will continue to be presented to our shareholders annually unless our shareholders vote at our 2029 Annual Meeting of Shareholders, as required under the Dodd Frank Act and the related rules of the SEC rules, to approve a different say-on-pay proposal frequency.

In considering this proposal, we urge shareholders to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure. Although this vote is advisory only, and therefore non-binding, the Board and the Compensation Committee will review and evaluate the voting result when considering future executive compensation decisions.

As described in detail in the Compensation Discussion and Analysis, the majority of our executives’ total compensation is at-risk, tied to achieving annual and long-term goals that enhance the value of our reputation and brand, sustain the performance and attractiveness of our resorts and drive long-term shareholder value. The design of our long-term incentives coupled with robust stock ownership guidelines ensure that our executives’ interests are aligned with those of long-term shareholders.

Therefore, in accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2025 Annual Meeting:

“RESOLVED, that the shareholders of Wynn Resorts, Limited (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding each named executive officer’s compensation (together with the accompanying narrative disclosure) in the Proxy Statement, as disclosed pursuant to Item 402 of Regulation S-K, for the 2025 Annual Meeting of Shareholders.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON OUR NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal 4:

SHAREHOLDER PROPOSAL REQUESTING THAT THE BOARD OF DIRECTORS COMMISSION AND DISCLOSE A REPORT ON THE POTENTIAL COST SAVINGS THROUGH THE ADOPTION OF A SMOKEFREE POLICY FOR THE COMPANY’S PROPERTIES

Trinity Health has informed us that they intend to present the proposal set forth below at our Annual Meeting. If the shareholder proponent (or its “qualified representative”) is present at the 2025 Annual Meeting and properly presents the proposal for a vote, then the shareholder proposal will be voted upon at the 2025 Annual Meeting. Share ownership and address information for the shareholder proponent will be provided promptly upon request to our Secretary at the address listed under “General Information” in this Proxy Statement. In accordance with SEC rules, the shareholder proposal is set forth in italics below as submitted by the shareholder to us and is quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.

RESOLVED: Shareholders request the Board of Directors commission and disclose a report on the potential cost savings through the adoption of a smokefree policy for Wynn Resorts, Limited (“Wynn”) properties. The report should be prepared at reasonable cost, omitting confidential and proprietary information.

WHEREAS:

The U.S. Surgeon General released a landmark report in 2006 stating there is no safe level of exposure to secondhand smoke. Tobacco use and secondhand smoke exposure kill nearly 500,000 Americans annually. For gaming industry workers on casino floors, largely people of color and women, lack of access to smokefree air can deepen existing disparities in health outcomes.

The American Society of Heating, Refrigerating and Air-Conditioning Engineers states: “There is no currently available or reasonably anticipated ventilation or air cleaning system that can adequately control or significantly reduce the health risks of environmental tobacco smoke to an acceptable level.”

As independent researchers C3 Gaming found in analyzing revenue performance in several competitive casino markets, smokefree casinos, for the first time, generated more revenue: “Data from multiple jurisdictions clearly indicates that banning smoking no longer causes a dramatic drop in gaming revenue. In fact, non-smoking properties appear to be performing better than their counterparts that continue to allow smoking.”

There are potential business risks to allowing indoor smoking in Wynn properties: higher employee health insurance premiums (when compared with casinos that don’t permit indoor smoking); greater maintenance costs; loss of a significant number of potential visitors who won’t visit a casino due exposure to secondhand smoke. A recent Gallup survey found the rate of adult cigarette smoking to be 11%, the lowest in 80 years.

Shareholders have no guidance as to the costs our Company is bearing for continuing to allow indoor smoking. The Company has not disclosed the social and environmental costs and risks imposed on its stakeholders.

Other casinos have successfully adopted a smokefree policy indoors. Parx Casino’s Chief Marketing Officer told the Play Pennsylvania website in February 2023 that since the casino went smokefree, Parx has seen a positive effect on the health and morale of employees, with no increase in health insurance premiums: “Frankly, we are starting to see health costs go down .... What’s been interesting to me, is a lot of our smoking guests have actually said things like, ‘I never realized how smoky and annoying it was. I really don’t mind walking 50 feet out to the smoking patio.”

Speaking at a recent industry conference, a senior official of Foxwoods, the nation’s largest resort casino which has been smoke-free since reopening after the pandemic, said that Foxwoods’ surveys found strong support for ending indoor smoking.

New customer preferences require an examination of the status quo in which smoking is allowed in gaming properties. We believe our Company could enhance its safety initiatives by conducting the report our proposal requests.

STATEMENT IN OPPOSITION: BOARD RECOMMENDATION

The Board has carefully considered this proposal and concluded that the adoption of this proposal is not in the best interests of the Company or its shareholders. The Board of Directors unanimously recommends a vote against this proposal.

The Company’s smoking policies at our properties already take into consideration a wide range of business factors, including the various needs and preferences of all our guests, local practices and regulations, the policies of our relevant market competitors, and other considerations.

The Company is subject to, and complies with, all applicable laws and regulations concerning smoking at each of our properties. In addition, at our Las Vegas property where smoking is allowed in the casino, we limit the areas in which our customers and other visitors are allowed to smoke and have invested in a state-of-the-art air ventilation system to reduce the presence of smoke in those limited areas in which smoking is permitted.

The Company regularly considers the various business factors related to smoking, and the Board does not believe that this proposal would be an effective use of Company time and resources.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

General Information

OUR 2025 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Wynn Resorts in connection with the solicitation by the Board of proxies for the 2025 Annual Meeting of Shareholders (the “Annual Meeting”). Our 2025 Annual Meeting will be held virtually on April 30, 2025, via live webcast accessed at this website: http://www.virtualshareholdermeeting.com/WYNN2025, at 8:00 am (eastern time). Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully described herein.

THE BOARD RECOMMENDS A VOTE AS FOLLOWS:

PROPOSAL NUMBER	PROPOSAL	BOARD RECOMMENDATION

1	Election of the three Class II director nominees named in this Proxy Statement to serve until the 2028 Annual Meeting of Shareholders	“FOR” each nominee

2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025	“FOR”

3	Approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement	“FOR”

4	Shareholder proposal requesting that the Board commission and disclose a report on the potential cost savings through the adoption of a smokefree policy for the Company’s properties	“AGAINST”

VOTING AND SOLICITATION

Only holders of record of shares of the Common Stock, as of the close of business on March 5, 2025, the record date fixed by the Board (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. As of the Record Date, there were 112,066,829 shares of Common Stock outstanding. Each shareholder is entitled to one vote for each share of Common Stock held as of the Record Date on all matters presented at the Annual Meeting.

At least a majority of the outstanding shares of Common Stock must be represented at the Annual Meeting, either present virtually at the Annual Meeting or represented by proxy, to constitute a quorum and to transact business at the Annual Meeting. Abstentions and broker non-votes, as discussed further below, are counted for purposes determining whether there is a quorum.

For each item to be acted upon at the Annual Meeting, the item will be approved if the number of votes cast in favor of the item by the shareholders entitled to vote exceeds the number of votes cast in opposition to the item. You may vote “for,” “against” or abstain from voting on these proposals, and in the case of Proposal 1, you may vote “for,” “against” or abstain from voting on each director nominee. Abstentions will not be counted as votes cast on an item and, therefore, will not affect the outcome of these proposals. Broker non-votes will not be counted as votes cast on Proposals 1, 3 and 4 therefore, will not affect the outcome of these proposals. Shares represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the directions of shareholders indicated in their proxies. If no specification is made, shares represented by properly executed and unrevoked proxies will be voted in accordance with the specific recommendations of the Board set forth above. If any other matter properly comes before the Annual Meeting, the shares will be voted in the discretion of the persons voting pursuant to the respective proxies.

For a shareholder who holds his or her shares through an intermediary, such as a broker, bank or other nominee (referred to as “beneficial owners”), such intermediary will not be permitted to vote on Proposal 1 (the election of directors), Proposal 3 (approval of the compensation of our named executive officers (known as a “Say-on-Pay” vote), or Proposal 4 (a shareholder proposal requesting that the Board commission and disclose a report on the potential cost savings through the adoption of a smokefree policy for the Company’s properties) (this situation is called a “broker non-vote”). ACCORDINGLY, WE ENCOURAGE YOU TO VOTE YOUR SHARES ON ALL MATTERS BEING CONSIDERED AT THE ANNUAL MEETING. Notwithstanding the occurrence of a broker non-vote, the intermediary may still vote the shareholder’s shares on Proposal 2 (ratification of the appointment of Ernst & Young LLP as our independent auditor).

The following table summarizes the voting requirements to elect directors and to approve each of the proposals in this Proxy Statement:

PROPOSAL NUMBER	PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED

1	Election of Three Class II Directors	Number of votes cast in favor exceeds number of votes cast in opposition	No

2	Ratification of the Appointment of Ernst & Young LLP	Number of votes cast in favor exceeds number of votes cast in opposition	Yes

3	Advisory Vote to Approve the Compensation of Named Executive Officers	Number of votes cast in favor exceeds number of votes cast in opposition	No

4	Shareholder proposal requesting that the Board commission and disclose a report on the potential cost savings through the adoption of a smokefree policy for the Company’s properties	Number of votes cast in favor exceeds number of votes cast in opposition	No

HOW YOU CAN VOTE

SHAREHOLDERS OF RECORD. For shareholders of record, there are four different ways you can vote:

•	By Internet. To vote via the Internet, use the website on the enclosed proxy card.

•	By Telephone. To vote by telephone, call the toll-free number on the enclosed proxy card.

•	By Mail. To vote by mail, follow the instructions on the enclosed proxy card.

•

By Participating in the Virtual Annual Meeting. To vote electronically during the virtual Annual Meeting, visit http://www.virtualshareholdermeeting.com/WYNN2025, log in using the 16-digit control number printed in the box marked by the arrow on your Notice of Internet Availability or proxy card, click on the vote button on the screen and follow the instructions provided.

The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the enclosed proxy card. In order to be timely processed, an Internet or telephone vote must be received by 11:59 P.M. EASTERN TIME ON APRIL 29, 2025. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card.

BENEFICIAL SHAREHOLDERS. For shareholders who own shares of the Common Stock through an intermediary, such as a broker, bank or other nominee, the ultimate intermediary is the shareholder of record but will vote your shares in accordance with your instructions. In order to have your shares voted, you will need to follow the instructions for voting provided by your broker, bank or other nominee.

REVOCABILITY OF PROXIES

SHAREHOLDERS OF RECORD. If you are a shareholder of record and you deliver a proxy pursuant to this solicitation, you may revoke that proxy at any time before it is voted by (a) giving written notice to our Secretary at the address set forth below, (b) delivering to our Secretary a later dated proxy, (c) submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed), or (d) voting electronically during the Annual Meeting. Written notice of revocation or subsequent proxy should be sent to:

Wynn Resorts, Limited

c/o Secretary

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

BENEFICIAL SHAREHOLDERS. If your shares are held through an intermediary, such as a bank, broker or other nominee, you must contact that person if you wish to revoke previously given voting instructions. In this case, attendance at the Annual Meeting, in and of itself, does not revoke a prior proxy.

PARTICIPATING IN THE ANNUAL MEETING

CONTROL NUMBER. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability, proxy card or voter instruction form to attend the virtual Annual Meeting and vote.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. Under rules adopted by the SEC, we are furnishing proxy materials to some shareholders via the Internet, instead of mailing printed copies of those materials to each shareholder. Beginning on or about March 19, 2025, we sent to shareholders either a printed copy of our proxy materials or a Notice of Internet Availability containing instructions on how to access our proxy materials electronically. The proxy materials include this Proxy Statement and our Annual Report for the fiscal year ending December 31, 2024. The Notice of Internet Availability also explains how to vote through the Internet, by telephone or electronically at the Annual Meeting.

This electronic access process expedites shareholders’ receipt of our proxy materials, lowers the cost of our Annual Meeting and conserves natural resources. However, if you would prefer to receive a printed copy of our proxy materials, a proxy card or voting instruction form, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically or by mail, you will continue to receive the proxy materials in that format unless you elect otherwise.

PROXY PROCEDURE AND EXPENSES OF SOLICITATION

We have retained Broadridge Financial Solutions, an independent tabulator, to receive and tabulate the proxies, to serve as an inspector of elections, and to certify the results. In addition, we have engaged Innisfree M&A Incorporated (“Innisfree”), a professional proxy solicitation firm, to assist in the solicitation of proxies for the Annual Meeting. The Company has agreed to pay Innisfree a fee of $17,500, plus reimbursement for out-of-pocket expenses. The address of Innisfree is 501 Madison Avenue, 20th Floor, New York, New York 10022. If you need assistance in completing your proxy card or have questions regarding the Annual Meeting, please contact Innisfree toll-free at (888) 750-5834.

All expenses incurred in connection with the solicitation of proxies will be borne by us. We will also reimburse banks, brokers and other nominees for their expenses in forwarding proxy materials to beneficial owners of Common Stock held in their names.

Solicitation may be undertaken by mail, telephone, personal contact or other similar means by directors, officers and employees without additional compensation.

SHAREHOLDER NOMINATIONS AND PROPOSALS

Shareholders intending to present a proposal at the 2026 Annual Meeting of Shareholders for inclusion in our proxy statement and form of proxy for that meeting pursuant to Rule 14a-8 of the Exchange Act must submit the proposal in writing to Wynn Resorts, Limited, Attention: Secretary, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Such proposals must comply with the requirements of Rule 14a-8 of the Exchange Act and must be received by the Company no later than the close of business on November 20, 2025.

In addition, our Bylaws provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting (but not for inclusion in the Company’s proxy materials). To be timely, written notice of such a nomination or proposal submitted pursuant to our Bylaws must be delivered to our Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice must be delivered to us not earlier than the close of business on the 120th day prior to such annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Accordingly, for our 2026 Annual Meeting, notice of a nomination or proposal must be delivered to us no later than January 30, and no earlier than December 31, 2025. Nominations and proposals also must satisfy other requirements set forth in the Bylaws and be submitted in writing and sent to the Company’s principal executive offices at Wynn Resorts, Limited, c/o Secretary, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. If a shareholder complies with the forgoing notice provisions and with certain additional procedural requirements in the Bylaws and SEC rules, as applicable, the Company will have authority to vote shares under proxies we solicit when and if the nomination or proposal is raised at the Annual Meeting. The Chair of the Board may refuse to acknowledge the introduction of any shareholder nomination or proposal not made in compliance with the foregoing procedures.

In addition to satisfying the requirements under the Company’s Bylaws, including the notice deadlines set forth above and therein, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the additional requirements of Rule 14a-19 under the Exchange Act, which written notice must be postmarked or transmitted electronically to the Secretary at our principal executive offices at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, no later than March 1, 2026. However, if the date of the 2026 Annual Meeting is changed by more than 30 days from April 30, 2026, then written notice must be provided by the later of the 60th day prior to the date of the 2026 Annual Meeting and the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by us.

ANNUAL REPORT

Our consolidated financial statements for the year ended December 31, 2024, are included in our 2024 Annual Report to Shareholders, which we are providing to our shareholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are also posted on the Internet at http://www.wynnresorts.com on the Company Information page under the “Annual Meeting” heading. If you would like to receive a printed copy of these materials, please call our Investor Relations department at (702) 770-7555 or send a written request to the Company at Wynn Resorts, Limited, c/o Investor Relations, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and we will send a copy to you without charge.

HOUSEHOLDING

Shareholders who are beneficial owners, but not the record holders, of the Company’s securities and share a single address may receive only one copy of the Company’s proxy materials, unless the broker, bank or other nominee delivering the materials has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of the proxy materials, now or in the future, should submit his or her request to the Company by telephone at (702) 770-7555 or by submitting a written request to Wynn Resorts, Limited, c/o Investor Relations, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all shareholders at the shared address in the future.

OTHER BUSINESS

The Company is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by the executed proxies on such matters as they determine appropriate in their discretion.

WYNN RESORTS, LIMITED ATTN: CORPORATE SECRETARY 3131 LAS VEGAS BLVD. SOUTH LAS VEGAS, NV 89109 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 29, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WYNN2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 29, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V65456-P26881 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY WYNN RESORTS, LIMITED The Board of Directors recommends you vote FOR each of the following nominees for director set forth in Proposal 1: 1. To elect three Class II directors to serve until the 2028 Annual Meeting of Shareholders Nominees: For Against Abstain 1a. Craig S. Billings 1b. Anthony M. Sanfilippo 1c. Winifred M. Webb The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. For Against Abstain 3. To approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the Proxy Statement. The Board of Directors recommends you vote AGAINST proposal 4. For Against Abstain 4. To consider and vote on a shareholder proposal requesting that the Board of Directors commission and disclose a report on the potential cost savings through the adoption of a smokefree policy for the Company's properties. NOTE: To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com V65457-P26881 WYNN RESORTS, LIMITED Proxy for Annual Meeting of Shareholders To Be Held on April 30, 2025 This proxy is solicited by the Board of Directors The undersigned shareholder of Wynn Resorts, Limited, a Nevada corporation (the "Company"), hereby appoints Craig S. Billings or Jacqui Krum, and each of them, as proxies for the undersigned, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held virtually at www.virtualshareholdermeeting.com/WYNN2025 on April 30, 2025, at 8:00 a.m., ET (the "Annual Meeting"), and at any adjournment(s) or postponement(s) thereof, and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such Annual Meeting, with the same effect as if the undersigned were present. The undersigned instructs such proxies or their substitutes to act on the matters referred to on the reverse side of this Proxy as specified by the undersigned, and to vote in such manner as such proxies or their substitutes may determine on any other matters that may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to the Annual Meeting. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL NOMINEES LISTED ON PROPOSAL NO. 1, "FOR" PROPOSAL NO. 2, "FOR" PROPOSAL NO. 3 AND "AGAINST" PROPOSAL NO. 4 AND THEY WILL BE VOTED IN THE DISCRETION OF THE PROXIES OR THEIR SUBSTITUTES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. IMPORTANT - This Proxy is continued and must be signed and dated on the reverse side. Continued and to be signed on reverse side